UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.     )
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TOLL BROTHERS, INC.
(Name of Registrant as Specified In Its Charter)

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TOLL BROTHERS, INC.
1140 Virginia Drive
Fort Washington, Pennsylvania 19034
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
to be held on Tuesday, March 8, 2022
The 2022 Annual Meeting of Stockholders (the “Meeting”) of Toll Brothers, Inc., a Delaware corporation (the “Company,” "we," "us" or "our") will be held on Tuesday, March 8, 2022 at 12:00 noon EST, at the offices of the Company, 1140 Virginia Drive, Fort Washington, Pennsylvania 19034, for the following purposes:
1.To elect the 10 directors nominated by the Board of Directors of the Company (the “Board” or the "Board of Directors") and named in the proxy statement to hold office until the 2023 Annual Meeting of Stockholders and until their respective successors are duly elected and qualified.
2.To ratify, in a non-binding vote, the re-appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the 2022 fiscal year.
3.To approve, in an advisory and non-binding vote, the compensation of the Company’s named executive officers as disclosed in the proxy statement.
4.To transact such other business as may properly come before the Meeting or any adjournment or postponement thereof.
The Board has fixed the close of business on January 13, 2022 as the record date for the Meeting (the "Record Date"). Only stockholders of record at that time are entitled to notice of and to vote at the Meeting and any adjournment or postponement thereof.
The enclosed proxy card is solicited by the Board. Reference is made to the attached proxy statement for further information with respect to the business to be transacted at the Meeting. This proxy statement, our annual report, and the enclosed proxy card are first being sent to stockholders on or about January 31, 2022. The Board requests that you sign, date, and return the enclosed proxy card promptly, although you are cordially invited to attend the Meeting in person. The return of the enclosed proxy card will not affect your right to vote in person if you do attend the Meeting.
Please note the admission policy and procedures regarding attendance at the Meeting, which are set forth below.
                                By Order of the Board of Directors,
                                KEVIN J. COEN
                                Secretary
January 27, 2022

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDER MEETING TO BE HELD ON MARCH 8, 2022
The proxy statement and 2021 Annual Report of Toll Brothers, Inc. are available at:
http://astproxyportal.com/ast/12483
ANNUAL MEETING INFORMATION
The Meeting will be held at the Company’s offices at 1140 Virginia Drive, Fort Washington, Pennsylvania 19034 and will begin promptly at 12:00 noon EST. Directions to the Company's offices are available by calling us at (215) 938-8000. You must present a valid photo identification to be admitted to the Meeting. Cameras, recording devices and other electronic devices, and the use of cellular phones, will not be permitted during the Meeting. Representatives will be at the entrance to the Meeting, and these representatives will have the authority, on the Company’s behalf, to determine whether the admission policy and procedures have been followed and whether you will be granted admission to the Meeting.
ATTENDANCE AT THE MEETING
Attendance at the Meeting is limited to stockholders, who may be "record holders" who own shares directly in their names, or who may hold shares in “street name” through banks, brokerages, or other intermediaries. In addition to photo identification, you must present evidence of ownership as of the Record Date, such as a letter from the bank, broker, or other intermediary confirming ownership, or the relevant portion of a bank or brokerage firm account statement. If you are the authorized representative of an entity that is a beneficial holder, you must present a letter from the entity certifying the beneficial ownership of the entity and your status as an authorized representative.
Your vote is important. You are invited to attend the meeting in person, although due to the ongoing public health impact of the COVID-19 pandemic, anyone who does not feel well should not attend. In addition, you are required to notify the Company's Secretary in the manner set forth below if you plan to attend the meeting. Attendees will be required to comply with important health and safety protocols as recommended or required by the Centers for Disease Control and Prevention or state or local governments, including showing proof of vaccination, maintaining a six-feet distance from other attendees and wearing an appropriate face covering at all times. If it is determined that a change in the date, time or location of the Meeting or a change to a virtual meeting format is advisable or required, an announcement of such changes will be made through a press release, additional proxy materials filed with the Securities and Exchange Commission ("SEC"), and on the Investor Relations section of our website. Please check our website in advance of the meeting date if you are planning to attend in person.
If you plan to vote by proxy but attend the Meeting in person:
•Indicate your votes on your proxy card or voting instruction card;
•Mark the box on your proxy card or voting instruction card indicating your intention to attend the Meeting;
•Return the proxy card or voting instruction card to the address indicated; and
•Follow the admission policies set forth above.
If you plan to attend and vote at the Meeting:
•If you are a "record holder," bring your proxy card with you to the Meeting;

•If you hold your shares in "street name," contact your bank or broker to obtain a written legal proxy form in order to vote your shares at the Meeting;
•Send written notice* of your intention to attend the Meeting to the Company's headquarters by February 23, 2022 to the attention of Kevin J. Coen, Secretary; and
•Follow the admissions policies set forth above.

*    Written notice should include: (1) your name, complete mailing address and phone number; (2) if you are a beneficial holder, evidence of your ownership; and (3) if you are a beneficial holder who is not a natural person and will be naming a representative to attend on your behalf, the name, complete mailing address and phone number of that individual. If you do not provide the requested information by February 23, 2022, you may not gain admission to the Meeting.

TOLL BROTHERS, INC.
PROXY STATEMENT
Annual Meeting of Stockholders
Tuesday, March 8, 2022
PROXY SUMMARY
A summary of certain information in this proxy statement is provided below. Please review the complete proxy statement and our Annual Report on Form 10-K for the fiscal year ended October 31, 2021 before you vote.
Toll Brothers Strategy and Fiscal 2021 Highlights
In recent years, our strategy has been to drive growth by expanding our product lines, price points and the geographic markets in which we operate, while also increasing profitability and improving our capital efficiency. This strategy positioned us well for fiscal 2021's resurgent housing market, and we produced record revenues, earnings and new home contracts in the fiscal year, while expanding margins and increasing our return on beginning equity by 830 basis points to 17.1%. Our focus on broadening our price points and product offerings has enabled us to enter a wider range of markets. Over the past three years, we have entered nine new markets, primarily in the south and west, through five builder acquisitions and through direct land purchases. Our product offerings serve everyone from first-time and move-up buyers to empty nesters and renters. This growth strategy is partially responsible for the record $11.5 billion of net new contracts (totaling 12,472 homes) that we signed in fiscal 2021, as well as our record year-end backlog value of $9.5 billion and 10,302 homes. Our growth dovetails with larger trends that are driving the home building industry, including compelling demographics, low interest rates, over a decade of housing underproduction, ongoing migration spurred by the work-from-home phenomenon, and a renewed appreciation for home throughout the country. These trends, along with our strong land position, growing community count across over 60 markets in 24 states, and diverse array of luxury product offerings, give us confidence that our growth strategy will continue to bear fruit into the future.
In fiscal 2021, we generated home building revenues of $8.4 billion and delivered 9,986 homes, up 22% and 18%, respectively, compared to fiscal 2020. Our home building gross margin for the year was 22.5%; excluding interest in cost of home sales revenues and inventory write downs, it was 25.0%. These amounts compare to 20.2% and 23.5%, respectively, in fiscal 2020. The improvement in gross margin was largely driven by price increases that we implemented over the course of fiscal 2021 — supported by the strong demand for homes that existed in nearly every market in which we operate, as well as the ability to customize that our build-to-order business model offers to our customers. Choice is more important than ever for our home buyers, and our spectacular home designs give buyers the ability to customize their homes in ways that are designed to meet their evolving needs as homeowners. With our brand and reputation as America's luxury home builder, we believe our homes command a premium in the luxury market, and we expect our gross margin to continue to benefit from this. In addition, we are focused on optimizing our home designs and curating our design studio offerings to improve the speed, ease, and efficiency of construction, while continuing to offer the stunning floorplans and architectural details that are hallmarks of the Toll Brothers brand. These actions are taken to both improve the customer experience and help sustain gross margins in the future.
We also improved our cost structure in fiscal 2021 through tighter controls on items such as headcount, advertising, model home expenses and broker commissions. We continued to implement technological solutions to streamline the building, marketing, and purchasing of our homes to ensure a seamless and efficient home building and home buying process. Combined with the leverage from increased revenue, these actions led to a 160 basis point reduction in selling, general and administrative expenses, as a percentage of home building revenue, from 12.5% in fiscal 2020 to 10.9% in fiscal 2021.

We achieved these margin improvements despite the significant disruptions in global supply chains for materials, not just in the home building industry, but across nearly all industries, and shortages in labor in virtually all markets. In fact, in many markets, we deliberately slowed our sales pace to better balance our home production and delivery time frames, and to capture price increases as demand outpaced supply.
In fiscal 2021, we also continued to pursue strategies to drive capital efficiency and return on equity by controlling a greater percentage of our land through options rather than outright ownership. We owned or controlled nearly 80,900 lots at fiscal year-end 2021 compared to 63,200 at fiscal year-end 2020. Our percentage of optioned versus owned lots at fiscal year-end 2021 was 55%, a significant increase from 43% one year earlier. Our strong existing land position is sufficient to support meaningful growth in fiscal 2022 and beyond, and we expect our focus on acquiring land more efficiently to benefit our return on equity in the future as well.
The combination of top line revenue growth and margin expansion led to a near doubling of our net income in fiscal 2021 — from $446.6 million in fiscal 2020 to $833.6 million in fiscal 2021. Accordingly, our earnings per share grew from $3.40 per share (diluted) in fiscal 2020 to a record $6.63 per share (diluted) in fiscal 2021. These results reflect the strength of the housing market, the benefits we are realizing from our strategic expansion into new product lines, price points and geographies, and our focus on driving operating efficiencies and improving the capital efficiency of our land acquisition strategy.
Looking forward, we expect that our sound financial footing will contribute to our strategic growth plans. We ended fiscal 2021 with $3.45 billion of liquidity, including $1.64 billion of cash and $1.81 billion available under our $1.9 billion revolving bank credit facility, substantially all of which now matures in November 2026. In fiscal 2021, we generated over $1.3 billion in cash flow from operations, which enabled us to reduce debt by approximately $400 million, repurchase approximately $378 million of stock during the fiscal year, and pay total dividends of $77 million, or roughly $0.62 per share. Our strong balance sheet and ample liquidity gives us the flexibility to continue to invest in the growth of our business while returning capital to our shareholders and reducing debt.
Meeting Agenda Items
Proposal One—Election of Directors. We are asking stockholders to elect 10 director nominees to hold office until the 2023 Annual Meeting of Stockholders and until his or her respective successor has been duly elected and qualified. The Board has nominated 10 of our current 12 directors for election at the Meeting. Robert I. Toll, the Company's co-founder and former Chairman and Chief Executive Officer, has decided not to stand for re-election. He will continue to serve the Company as Chairman Emeritus of the Board, and, in that role, will be invited to attend board meetings and provide support and advice to the Board, but will not have any voting rights on matters presented to the Board and will no longer receive Board compensation. In addition, Mr. Richard Braemer has decided not to stand for re-election and will retire from the Board when his term expires on March 8, 2022. In connection with these retirements, the Board's size will decrease to 10 members.

Set forth below is summary information concerning our director nominees. For more information regarding the experience and qualifications of our director nominees, see “Proposal One—Election of Directors” on page 8.

Name	Age	Director Since	Principal Occupation	Independent

Douglas C. Yearley, Jr.	61	2010	Chairman, President and Chief Executive Officer, Toll Brothers, Inc.
Stephen F. East	58	2020	Retired Managing Director, Senior Consumer Analyst and Head of Homebuilding and Building Products Research, Wells Fargo & Company	✓
Christine N. Garvey	76	2009	Retired Global Head of Corporate Real Estate Services, Deutsche Bank AG	✓
Karen H. Grimes	65	2019	Retired Partner, Senior Managing Director, and Equity Portfolio Manager, Wellington Management Company	✓
Derek T. Kan	43	2021	Executive at Deliverr, Inc.	✓
Carl B. Marbach	80	1991	Founder and Chief Executive Officer, Shared Charter, Inc.	✓
John A. McLean	52	2016	Senior Managing Director, New York Life Investment Management	✓
Wendell E. Pritchett	57	2018	Presidential Professor of Law and Education, University of Pennsylvania Carey Law School	✓
Paul E. Shapiro	80	1993	Chairman, Q Capital Holdings LLC	✓
Scott D. Stowell	63	2021	Former Executive Chairman, CalAtlantic Group, Inc. President and CEO, Capital Thirteen LLC.	✓
The Board of Directors recommends that you vote “FOR” all Nominees
Proposal Two—Ratification of the Re-Appointment of Independent Registered Public Accounting Firm. We are asking stockholders to ratify, in a non-binding vote, the re-appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending October 31, 2022. For more information regarding our engagement of Ernst & Young LLP, including the fees billed for services rendered by Ernst & Young LLP in fiscal 2021 and fiscal 2020, see “Proposal Two—Ratification of the Re-Appointment of Independent Registered Public Accounting Firm” on page 14.
The Board of Directors recommends that you vote “FOR” Proposal Two
Proposal Three—Advisory and Non-Binding Vote on Executive Compensation (Say on Pay). As described on page 15 under “Proposal Three—Advisory and Non-Binding Vote on Executive Compensation (Say on Pay)," we are asking stockholders to approve, on an advisory basis, the compensation of our named executive officers ("NEOs"). We hold this advisory vote on an annual basis.
The Board of Directors recommends that you vote “FOR” Proposal Three

GENERAL INFORMATION
This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors for use at the Meeting, which will be held on the date, at the time and place, and for the purposes set forth in the foregoing notice, and any adjournment or postponement thereof. The Board does not intend to bring any matter before the Meeting except as specifically indicated in the notice and does not know of anyone else who intends to do so; however, if any other matters properly come before the Meeting, Mr. Douglas C. Yearley, Jr. and Mr. Martin P. Connor, or either of them, will vote or otherwise act thereon in accordance with his or their judgment on such matters, acting as proxies for stockholders who have returned an executed proxy to us.
If the enclosed proxy card is properly executed and returned to and received by us prior to voting at the Meeting, the shares represented thereby will be voted in accordance with the instructions marked thereon. If the enclosed proxy card is properly executed, returned, and received by us prior to voting at the Meeting without specific instructions, Mr. Douglas C. Yearley, Jr. and Mr. Martin P. Connor, or either of them, acting as your proxies, will vote your shares “FOR” all nominees under Proposal One and “FOR” each of the other proposals. Any proxy card may be revoked at any time before its exercise by notifying the Secretary of the Company in writing, by delivering a duly executed proxy card bearing a later date, or by attending the Meeting and voting in person.
VOTING SECURITIES AND BENEFICIAL OWNERSHIP
The Record Date fixed by our Board for the determination of stockholders entitled to notice of and to vote at the Meeting is January 13, 2022. At the close of business on the Record Date, there were 119,542,768 shares of the Company's common stock outstanding and eligible to vote at the Meeting. We have no other class of voting securities outstanding. At the Meeting, stockholders will be entitled to one vote for each share of common stock owned at the close of business on the Record Date. Dissenters' rights are not applicable to any of the matters being voted upon at the Meeting.
The presence at the Meeting, in person or by proxy, of persons entitled to cast the votes of a majority of such outstanding shares of common stock will constitute a quorum for the proposals expected to be voted on at the Meeting. Abstentions and broker non-votes represented by submitted proxies will be included in the calculation of the number of shares present at the Meeting for the purposes of determining a quorum. “Broker non-votes” are shares held of record by a broker that are not voted on a matter because the broker has not received voting instructions from the beneficial owner of the shares and lacks the authority to vote the shares in its discretion.
Under the New York Stock Exchange (NYSE) rules, your brokerage firm or other nominee may not vote your shares with respect to Proposals One and Three without specific instructions from you as to how to vote, because neither of these proposals is considered a “routine” matter under the NYSE rules. Proposal Two is considered a “routine” matter, and brokerage firms and nominees that are members of the NYSE are permitted to vote their customers’ shares if the customers have not furnished voting instructions prior to the Meeting. In determining whether each Proposal receives the requisite number of affirmative votes, abstentions and broker non-votes are not considered "votes cast" and therefore will have no effect on the outcome of such proposals.

To elect directors and adopt the other proposals, the following votes are required:

Effect of Broker Non-Votes and Abstentions
Proposal		Vote Required	Broker Discretionary Voting Allowed	Broker Non- Votes	Abstentions

1.	Election of each director	Majority of votes cast	No	No effect	No effect
2.	Ratification of independent auditors	Majority of votes cast	Yes	Not applicable	No effect
3.	Advisory say on pay vote	Majority of votes cast	No	No effect	No effect

Security Ownership of Certain Beneficial Owners and Management
The following table sets forth beneficial ownership, as of the Record Date, of the Company's common stock by: (1) each person known to us to be the beneficial owner of more than 5% of the Company's common stock; (2) each of our directors (which includes all nominees for director) and named executive officer; and (3) all of our directors and executive officers as a group. To the best of our knowledge, each of the persons named in the table below as beneficially owning the shares set forth therein has sole voting power and sole investment power with respect to such shares, unless otherwise indicated. Except as otherwise noted, the address of each beneficial owner is c/o Toll Brothers, Inc., 1140 Virginia Drive, Fort Washington, Pennsylvania 19034.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership (1)	Percent of Common Stock

BlackRock, Inc. (2)	13,989,333	11.70%
55 East 52nd Street New York, New York 10055
Capital World Investors (3)	12,542,404	10.49%
333 South Hope Street Los Angeles, CA 90071
The Vanguard Group (4)	10,086,646	8.44%
100 Vanguard Blvd. Malvern, Pennsylvania 19355
FMR LLC (5)	9,956,261	8.33%
245 Summer Street Boston, MA 02210
Robert I. Toll (6)	7,933,734	6.60%
Richard J. Braemer	115,587	*
Stephen F. East	7,086	*
Christine N. Garvey	13,316	*
Karen H. Grimes	4,625	*
Derek T. Kan	—	*
Carl B. Marbach (7)	103,289	*
John A. McLean	14,348	*
Wendell E. Pritchett	8,670	*
Paul E. Shapiro	154,180	*
Scott D. Stowell	—	*
Douglas C. Yearley, Jr.	1,350,312	1.12%
James W. Boyd	63,019	*
Martin P. Connor	259,728	*
Robert Parahus	49,949	*
Directors, nominees and executive officers as a group (15 persons) (1)	10,077,843	8.28%

*    Less than 1%
(1)Shares issuable pursuant to restricted stock units (“RSUs”) vesting and stock options exercisable within 60 days after the Record Date are deemed to be beneficially owned. Accordingly, the information presented above includes the following number of shares of common stock underlying RSUs and stock options held by the following individuals, and all directors and executive officers as a group: Mr. Toll, 660,523 shares; Mr. Braemer, 21,607 shares; Mr. East, 1,086 shares; Ms. Garvey, 6,199 shares; Ms. Grimes, 4,625 shares; Mr. Marbach, 26,459 shares; Mr. McLean, 8,586 shares; Dr. Pritchett, 5,793 shares; Mr. Shapiro, 25,348 shares; Mr. Yearley,

1,107,846 shares; Mr. Boyd, 37,346 shares; Mr. Connor, 225,167 shares; Mr. Parahus, 35,774 shares; and all directors and executive officers as a group, 2,166,359 shares.
(2)BlackRock, Inc. (“BlackRock”) filed a Schedule 13G/A dated February 10, 2021, which states that BlackRock had sole voting power with respect to 13,605,119 shares and sole dispositive power with respect to 13,989,333 shares. According to the Schedule 13G/A filed by BlackRock, various persons had the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the shares, and no one person’s interest in the Company's common stock was more than 5% of the total outstanding common stock, as of the date the Schedule 13G/A was filed.
(3)Capital World Investors ("Capital World") filed a Schedule 13G/A dated February 16, 2021, which states that Capital World had sole disposition and voting power with respect to 12,542,404 shares.
(4)The Vanguard Group ("Vanguard") filed a Schedule 13G/A dated February 8, 2021, which states that Vanguard had sole dispositive power with respect to 9,904,785 shares, shared dispositive power with respect to 181,861 shares, and shared voting power with respect to 81,544 shares. According to the Schedule 13G/A filed by Vanguard, one or more other persons were known to have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the Company's common stock. No other person's interest in the Company's common stock was more than 5% of the total outstanding common stock, as of the date the Schedule 13G/A was filed.
(5)FMR LLC ("FMR") filed a Schedule 13G dated February 5, 2021, which states that FMR had sole dispositive power with respect to 9,956,261 shares and sole voting power with respect to 2,217,264 shares. According to the Schedule 13G filed by FMR, one or more persons had the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of the Company's common stock, and no one person’s interest in the Company's common stock was more than, 5% of the total outstanding common stock, as of the date the Schedule 13G was filed.
(6)Amount includes 202,957 shares held by trusts for Mr. Toll’s children and grandchildren, of which Mrs. Jane Toll, Mr. Toll’s spouse, is a trustee with voting and dispositive power and as to which he disclaims beneficial ownership. Amount includes 2,920,316 shares pledged to financial institutions to secure personal obligations of Mr. Toll.
(7)Amount includes an aggregate of 9,400 shares beneficially owned by individual retirement accounts (“IRAs”) for the benefit of Mr. Marbach and his wife. Mr. Marbach disclaims beneficial ownership of the 4,700 shares held by his wife’s IRA.

PROPOSAL ONE—ELECTION OF DIRECTORS
Board Membership Criteria
Our Board believes that it is necessary for our directors to possess many diverse qualities and skills. The Nominating and Corporate Governance Committee of the Board of Directors (the "Governance Committee") is charged with identifying individuals qualified to become members of the Board of Directors consistent with criteria approved by the Board. In selecting, or in recommending the selection of, nominees for directors, the Governance Committee considers the evolving needs of our Board, as well as applicable legal and NYSE requirements, including, when appropriate, those applicable to membership on the Audit and Risk Committee and the Executive Compensation Committee (the "Compensation Committee"), as well as other criteria it deems appropriate.
The Governance Committee will consider candidates nominated by stockholders, directors, officers and other sources. Stockholders wishing to recommend a prospective candidate for membership on the Board should follow the procedures described under "Procedures for Recommending Candidates for Nomination to the Board of Directors" on page 68. At a minimum, candidates must possess a background that includes a strong education, extensive business experience, and the requisite judgment, background, reputation, character, integrity, skills and temperament, which, in the view of the Governance Committee, have prepared them for dealing with the multi-faceted financial, business, governance, and other issues that confront a board of directors of a corporation with the size, complexity, reputation, and success of the Company. When evaluating director candidates, the Governance Committee first considers a candidate’s business experience and then considers other factors, including that candidate’s background, reputation, character, integrity, skills, temperament and other personal characteristics, including whether the candidate would add to the Board's diversity.
Board Composition, Evaluation and Refreshment
The Governance Committee continually assesses the composition of the Board, including through a review of Board size, the skills and qualifications represented on the Board, and director tenure. In its review of the skills and qualifications of each director, the Governance Committee considers the characteristics that it believes should be represented on the Board as well as on each Committee of the Board.
The findings of the Governance Committee's annual review of Board composition are reported to and discussed with the full Board. Based on its evaluation, the Governance Committee may recommend an increase or decrease in the size of the Board or changes in the composition of the Board to best reflect the objectives and needs of the Company and the desired skill sets of the directors. Similarly, the Governance Committee establishes processes for developing and recruiting candidates for Board membership and conducting searches for Board candidates.
As part of its annual review of Board composition, the Governance Committee considers director age and tenure, as well as the diversity of the Board. The Governance Committee seeks to ensure an appropriate mix of age and tenure of the directors, taking into account the benefits of directors with longer tenures, including greater board stability, continuity of organizational knowledge and experience gained through prior real estate cycles, and the benefits of directors with shorter tenures, including fresh perspectives and viewpoints. Our Board views diversity in a broad sense, taking into consideration not only racial, ethnic and gender diversity, but also the mix of qualifications and personal characteristics of our existing directors including age, tenure, experience levels and types of experience, including both industry and subject matter expertise. Although we do not have a separate policy specifically governing diversity, when considering board candidates, the Governance Committee considers whether an individual would bring a diverse viewpoint to the Board, which includes a candidate’s gender, race and ethnicity. To assist in its review, the Chair of the Governance Committee periodically conducts individual meetings with the independent directors to discuss Board composition and determine whether each such director's future plans may assist the Governance Committee in its consideration of the issue of director tenure.

Our Lead Independent Director (who also is the Chair of the Governance Committee) leads the annual Board self-evaluation process to review the effectiveness of the Board and each of its committees and to identify any opportunities for improvement. As part of this process, the Lead Independent Director receives feedback from each director regarding Board and committee composition, Board practices, Board accountability, and director standards of conduct. The Lead Independent Director presides over the discussion with the Board to review this information and to identify any areas for improvement. The Board believes that, through its annual review of Board composition and the nomination process, coupled with its annual self-evaluation procedure and refreshment process, the Board will continue to evolve and meet the current and future needs of the Company. As illustrated below, in recent years, the Governance Committee and the Board have focused a great deal of attention on renewing and refreshing the perspectives, skills and backgrounds that are represented on the Board.

Select Board Statistics

AGE			TENURE

	March 2015	March 2022		March 2015	March 2022
45-55	10%	20%	0-5 years	10%	50%
56-65	—%	50%	6-15 years	30%	30%
66+	90%	30%	16+ years	60%	20%

RACIAL / ETHNIC DIVERSITY			GENDER DIVERSITY

	March 2015	March 2022		March 2015	March 2022
Diverse	10%	30%	Female	10%	20%
Non-Diverse	90%	70%	Male	90%	80%

During this time period, six directors have retired and six new members have joined the Board
Our Director Nominees
Upon the recommendation of the Governance Committee, the Board has nominated 10 directors for re-election. Robert I. Toll, co-founder and former Chairman and Chief Executive Officer, has decided not to stand for re-election. He will continue to serve the Company as Chairman Emeritus of the Board, and, in that role, will be invited to attend board meetings and provide active support and advice to the Board, but will not have any voting rights on matters presented to the Board and will no longer receive Board compensation. In addition, Mr. Braemer has decided not to stand for re-election at the Meeting. The Board thanks Mr. Braemer for his years of dedicated and valuable service to the Company and wishes him well in retirement.
Each director nominee is standing for election to hold office until the 2023 Annual Meeting of Stockholders and until his or her respective successor has been duly elected and qualified. Each nominee has indicated a willingness to serve as a director.
Under our Bylaws, Board nominees are elected using a majority voting standard for uncontested elections. Under a majority voting standard, in uncontested elections, a nominee for director shall be elected to the Board if the votes cast for such nominee’s election exceed the votes cast against such nominee’s election. Directors are elected by plurality vote in the event of a contested election.
In connection with our stockholder engagement efforts in recent years, we have had discussions with stockholders regarding the composition of our Board and the criteria the Governance Committee considers when nominating candidates for Board positions. The Governance Committee continues to review the composition of the Board in an effort to provide a balance of skills, tenure and experience that best serves the Company and its stockholders. Since March 2015, six directors have retired (or announced their intention to retire) and we have added six new directors to the Board, deepening its diversity of composition, thought and experience, adding fresh perspectives, and preparing the Board for the retirement of long-serving members. During fiscal 2021, each of Messrs. Kan and Stowell were appointed to the Board and have been nominated for re-election by stockholders at the Meeting. Mr. Kan was brought to the attention of the Governance Committee as a potential candidate by a non-executive officer member of the management team, and Mr. Stowell was identified by Mr. Yearley. In each case, following interviews with each member of the Governance Committee and other members of the Board, the Governance Committee recommended that each individual be appointed to the Board and nominated for re-election based on the criteria described above and in their biographies. The Board believes that, with the addition of Messrs. Kan and Stowell and combined with our existing directors’ deep experience and knowledge of the Company and home building industry, the Board is well positioned to continue leading Toll Brothers as it executes on its strategic priorities.
As part of its annual review process, the Governance Committee has reviewed the experience, qualifications and contributions of each of our director nominees and believes that each director brings significant value to the Board and to the Company. Our directors' business experience, coupled with their knowledge and understanding of the Company's operations, governance, personnel, and business ethics gained by them over time, have led the Governance Committee and the Board of Directors to conclude that each director provides the Company with unique perspective, insight, and skills that enables him or her to provide strong guidance and leadership during all phases of the real estate market cycle and in times of management transition, and that each should continue to serve as a director of the Company.
2022 Director Nominees
Set forth below is biographical information about our director nominees.
Douglas C. Yearley, Jr. has been a member of our Board since June 2010. He joined us in 1990, specializing in land acquisitions from financial institutions. He has been an officer since 1994, holding the position of Senior Vice President from January 2002 until November 2005, and the position of Regional President from November 2005 until November 2009, when he was promoted to Executive Vice President. Since June 2010, he has been our Chief Executive Officer and, in October 2018, he was elected Chairman of the Board. Prior to joining us, Mr. Yearley practiced law in New Jersey as a commercial litigator. He brings to the Board a deep understanding of our industry and our business as a result of the significant operational roles in which he has served over the nearly 32 years he has been with the Company, his managerial and leadership experience, and his legal background.
Stephen F. East has been a member of our Board since March 2020. He is a member of the Audit and Risk Committee and the Compensation Committee. Prior to his retirement in July 2019, Mr. East served as a Managing Director and Senior Consumer Analyst at Wells Fargo & Company, heading the equity research team that covered the home building and building products sectors. Prior to joining Wells Fargo, he spent four years with Evercore ISI, an independent research firm, as a Partner and Senior Managing Director heading the firm's housing research efforts, and, prior to that, spent nearly two decades in equity research and investment management at various firms. Mr. East holds the Chartered Financial Analyst designation. Mr. East brings valuable experience to the Board in the form of his extensive knowledge of the home building industry, analytical abilities, financial acumen and strategic insight with respect to the Company's future priorities.
Christine N. Garvey has been a member of our Board since September 2009. She is the Chair of the Audit and Risk Committee and a member of the Compensation Committee and Public Debt and Equity Securities Committee. Ms. Garvey was the Global Head of Corporate Real Estate Services at Deutsche Bank AG from 2001 to 2004. Prior to that, she served as Vice President of Worldwide Real Estate and Workplace Resources at Cisco Systems, Inc., an IP-based networking products and information technology company, and as Group Executive Vice President at Bank of America Corporation. Ms. Garvey has been a member of the board of directors of HCP, Inc., a real estate investment trust, since 2007. She previously served on the boards of directors of Prologis, Inc., an industrial real estate company, through May 2017 and Hilton Hotels Corporation through October 2007. Ms. Garvey brings to the Board her extensive knowledge of and background in real estate and banking and her experience in executive leadership positions and board memberships with various public entities in the national real estate market.
Karen H. Grimes has been a member of our Board since March 2019. She is a member of the Audit and Risk Committee and the Governance Committee. She held the position of Senior Managing Director, Partner, and Equity Portfolio Manager at Wellington Management Company LLP, an investment management firm, from January 2008 through December 2018. Prior to joining Wellington Management Company in 1995, she held the position of Director of Research and Equity Analyst at Wilmington Trust Company, a financial investment and banking services firm, from 1988 to 1995. Before that, Ms. Grimes was a Portfolio Manager and Equity Analyst at First Atlanta Corporation from 1983 to 1986 and at Butcher and Singer from 1986 to 1988. She is a member of the Board of Directors of Tegna Inc., a broadcast, digital media and marketing services company, as well as its audit committee. She is also a member of the Board of Directors of Corteva, Inc., a global agriculture company, where she serves on its audit committee and people and compensation committee. She is a member of the Financial Analysts Society of Philadelphia and holds the Chartered Financial Analyst designation. Ms. Grimes' extensive executive-level experience, leadership abilities, financial acumen, investment expertise, and risk management experience reinforce the Board's abilities in these areas and bring a valuable investor-oriented perspective to the Board.
Derek T. Kan has been a member of our Board since December 2021. He is an executive at Deliverr, a startup focused on e-commerce fulfillment. Previously, Mr. Kan worked in the White House Office of Management and Budget, first as an Executive Associate Director from July 2019 to July 2020 and then as Deputy Director through December 2020. Prior to that, he served as Under Secretary at the U.S. Department of Transportation from November 2017 through June 2019. In this role, he served as a principal advisor to the Secretary and spearheaded initiatives around technology and innovation in the transportation sector. From 2016 through 2019, Mr. Kan served on the Board of Directors of Amtrak. Between 2010 and 2015, Mr. Kan held various positions, including as director of strategy at Genapsys, a biotech startup in Silicon Valley, as a management consultant at Bain & Company, and as an advisor at Elliott Management Corporation. Mr. Kan currently serves as a Senior Advisor for Oaktree Capital and a Board Observer of Rand Logistics. Mr. Kan brings to the Board his familiarity and experience with the U.S. Federal government, his financial and accounting acumen, and his extensive experience in the area of innovation and the implementation of new technologies.
Carl B. Marbach has been a member of our Board since December 1991. He is the Chair of the Compensation Committee and a member of the Audit and Risk Committee and the Public Debt and Equity Securities Committee. Mr. Marbach is the President and Chief Executive Officer of Shared Charter, Inc., a company providing peer to peer web-based private airplane charter sharing services. From January 2004 through January 2020, Mr. Marbach was President of Greater Marbach Airlines, Inc., a company providing aviation and consulting services. From January 1995 to January 2004, Mr. Marbach was President of Internetwork Publishing Corp., an electronic publisher, which he founded. He brings to the Board his expertise in the field of information technology, as well as his entrepreneurial experiences in building businesses in that and other industries.
John A. McLean has been a member of our Board since March 2016. He is a member of the Governance Committee and the Compensation Committee. Mr. McLean is a Senior Managing Director of New York Life Investment Management LLC, where he oversees U.S. distribution. Prior to joining New York Life in June 2018, Mr. McLean was the Chief Executive Officer and Distribution Principal for Hartford Funds Distributors, a subsidiary of investment firm Hartford Funds, from January 2013 to April 2018. From April 2009 to May 2012, he was the Head of U.S. Retail and Offshore Sales at Eaton Vance Investment Managers, a financial services firm. Prior to that time, Mr. McLean held positions of increasing responsibility at brokerage firm MFS Fund Distributors. He serves on the Board of Trustees of The Gateway to Leadership Foundation. Mr. McLean brings to the Board his expertise in building and leading high performance sales and marketing organizations and his strategic and tactical leadership skills.

Wendell E. Pritchett has been a member of our Board since March 2018 and is a member of the Governance Committee and the Compensation Committee. Since 2009 he has been a professor at the University of Pennsylvania Carey Law School, and has served as the Presidential Professor of Law and Education since 2014. From July 2017 through December 2021, he was also Provost of the University of Pennsylvania and from 2014 to 2015, he served as Interim Dean of the University of Pennsylvania School of Law. Dr. Pritchett also served as Chancellor of Rutgers University-Camden from 2009 to 2014, and in 2008 he served as Deputy Chief of Staff and Director of Policy for Philadelphia Mayor Michael Nutter, who also appointed him to the School Reform Commission, where he served from 2011 to 2014. Dr. Pritchett served as Chair of the Redevelopment Authority of Philadelphia and as President of the Philadelphia Housing Development Corporation from 2008-2011. Prior to that, he spent five years as assistant professor of history at Baruch College of the City University of New York. Dr. Pritchett is a member of the board of directors of Public Health Management Corporation (PHMC), a non-profit public health organization, and the Stoneleigh Foundation. He brings to the Board his leadership and administrative skills, expertise in real estate and housing law, and experience as policymaker, political advisor, and leader in nonprofit organizations with a particular focus on urban development.
Paul E. Shapiro has been a member of our Board since December 1993. He is the Lead Independent Director and Chair of the Governance Committee. He is also a member of the Audit and Risk Committee. Since June 2004, Mr. Shapiro has been Chairman of the board of directors of Q Capital Holdings LLC, an investment management firm, and he is Chairman of the board of directors of its two operating companies that are in the life settlement business. From January 2004 to June 2004, Mr. Shapiro was Senior Vice President of MacAndrews & Forbes Holdings, Inc., a private holding company of operating businesses. From June 2001 to December 2003, Mr. Shapiro was Executive Vice President and Chief Administrative Officer of Revlon Inc. Prior thereto, Mr. Shapiro practiced corporate and securities law as a managing shareholder of the Palm Beach County office of Greenberg Traurig LLP and was a partner in Wolf, Block, Schorr and Solis-Cohen LLP. He brings to the Board his extensive business experience in executive positions with various nationally known companies, which he has served in a wide variety of capacities that have drawn upon his legal and entrepreneurial skills, including those in the areas of corporate governance and the corporate regulatory environment.
Scott D. Stowell has been a member of our Board since November 2021. He is the President and Chief Executive Officer of Capital Thirteen LLC, a company he founded that specializes in advisory, real estate investment, and angel investing. From 2015 to 2018, he served as executive chairman of CalAtlantic Group, Inc., the 5th largest U.S. home builder in 2017, and oversaw the merger of CalAtlantic with Lennar Corporation. Mr. Stowell served on the board of directors of Lennar from 2018 until April 2021. From 2012 to 2015, he served as Chief Executive Officer of Standard Pacific Homes, which he joined in 1986, and oversaw its merger in 2015 with the Ryland Group, resulting in the creation of CalAtlantic. Mr. Stowell serves on the Board of Pacific Mutual Holding Company, where he currently serves on the Compensation and Personnel Committee (as Chair) and the Governance and Nominating Committees. He also serves on the executive committees of HomeAid America and the First Point Volleyball Foundation. He is a member of the Dean’s Advisory Board at University of California, Irvine’s Merage Business School. Mr. Stowell brings to the Board a wealth of experience in the home building industry, as well as significant leadership abilities and managerial experience gained from his years as a Chief Executive Officer and Chairman of publicly traded home builders.

The table below summarizes certain key qualifications, characteristics and skills of each director nominee that were relevant to the decision to nominate him or her to serve on the Board. The lack of a mark does not mean the director does not possess that qualification or skill; rather, a mark indicates a specific area of focus or expertise on which the Board relies most heavily.

Key Qualifications, Characteristics and Skills of Our Director Nominees
Name	Leadership	Industry	Operating and Investment	Accounting and Financial	Business Development and Marketing	Corporate Governance and Law	Other Boards

Douglas C. Yearley, Jr.	●	●	●		●	●
Stephen F. East	●	●	●	●	●
Christine N. Garvey	●	●	●	●		●	●
Karen H. Grimes	●		●	●			●
Derek T. Kan	●		●	●	●	●	●
Carl B. Marbach	●		●	●	●
John A. McLean	●		●	●	●
Wendell E. Pritchett	●	●	●		●	●
Paul E. Shapiro	●	●	●	●	●	●	●
Scott D. Stowell	●	●	●		●		●

Gender diversity:		20% women
Racial / ethnic diversity:		30% diverse
Required Vote
Each director nominee is elected by a majority of the votes cast at the Meeting.
THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” ALL NOMINEES.

PROPOSAL TWO—RATIFICATION OF THE RE-APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
As part of its oversight of the Company’s relationship with our independent auditors, the Audit and Risk Committee (the "Audit Committee") reviews annually our independent auditors’ qualifications, performance, and independence. Based on the results of this review, the Audit Committee re-appointed Ernst & Young LLP to serve as the Company’s independent auditors for the fiscal year ending October 31, 2022. Ratification is being sought at the Meeting in a non-binding vote of stockholders. Although ratification is not required by our bylaws or otherwise, the Board is submitting the selection of Ernst & Young LLP to our stockholders for ratification because we value our stockholders' views on the Company’s independent auditors. Ernst & Young LLP has served as our independent auditor since 1983, and we believe that the continued retention of Ernst & Young LLP is in the best interests of the Company. If our stockholders fail to ratify the selection, it will be considered notice to the Board and Audit Committee to consider the selection of a different firm.
A representative of Ernst & Young LLP is expected to be present at the Meeting, will be afforded the opportunity to make a statement, and is expected to be available to respond to appropriate questions. We have been advised by Ernst & Young LLP that neither the firm, nor any member of the firm, has any financial interest, direct or indirect, in any capacity in us or our subsidiaries.
Audit and Non-Audit Fees
The following table sets forth the fees earned for services rendered by Ernst & Young LLP for professional services for the fiscal years ended October 31, 2021 and 2020:

	2021	2020

Audit Fees (1)	$2,248,049	$2,269,726
Audit-Related Fees (2)	—	77,614
Tax Fees (3)	—	7,109
All Other Fees	—	—
	$2,248,049	$2,354,449
(1)“Audit Fees” include fees billed for (a) the audit of the Company and its consolidated subsidiaries, (b) the audit of the Company’s internal control over financial reporting, (c) the review of quarterly financial information, and (d) the issuance of consents in various filings with the SEC.
(2)“Audit-Related Fees” include fees for transaction advisory services related to acquisitions.
(3)“Tax Fees” include fees billed for consulting on tax planning matters and tax compliance matters.
The Audit Committee meets and agrees upon the annual audit fee directly with our independent auditors. The Audit Committee also establishes pre-approved limits for which our management may engage our independent auditors for specified services. Any work that exceeds these pre-approved limits for the specified services in a quarter requires the advance approval of the Audit Committee. Each quarter the Audit Committee reviews the matters worked on by the independent auditors during the previous quarter and establishes any pre-approved limits for the current quarter. The Audit Committee also reviewed and approved the compatibility of non-audit services, including tax services, with Ernst & Young LLP’s independence. The Audit Committee reviewed and pre-approved the services provided by Ernst & Young LLP and approved the fees paid to Ernst & Young LLP for all services for fiscal 2021.
Required Vote
To be approved, this proposal must receive an affirmative majority of the votes cast on the proposal at the Meeting.
THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” PROPOSAL TWO.

PROPOSAL THREE—ADVISORY AND NON-BINDING VOTE
ON EXECUTIVE COMPENSATION (SAY ON PAY)
In the most recent advisory vote, our stockholders voted in favor of the annual submission of the Company’s compensation of its NEOs to our stockholders for approval on a non-binding basis, and our Board has adopted this approach. In accordance with the outcome of those stockholder votes and regulations under Section 14A of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), we are including in this proxy statement a separate resolution, subject to a non-binding stockholder vote, to approve the compensation of our NEOs as disclosed in this proxy statement.
Our executive compensation program has consistently received strong support from our stockholders. We conduct an annual outreach to our largest stockholders to receive feedback regarding our executive compensation program. The results of our Say on Pay votes held over the past five years are as follows:

Annual Meeting Year	Stockholder Support on Say on Pay Vote

2021	98%
2020	97%
2019	96%
2018	97%
2017	97%
We conduct an annual outreach to our largest stockholders and proxy advisory firms to receive feedback regarding, among other matters, our executive compensation program. During fiscal 2021 and 2022, this effort included access to both management and, in certain instances, our Compensation Committee chair, in order to better understand stockholder and other constituent views. We solicited feedback from investors representing well over half of our outstanding shares. We value our stockholders' perspective on our business and are committed to continuing the constructive dialogue that we have established with our stockholders in recent years.
Our Compensation Committee has developed and maintained a compensation program that is intended to reward performance and to encourage actions that drive success in our short- and long-term business strategy, which is described in the “Compensation Discussion and Analysis” and the compensation tables (and accompanying narrative) on pages 30 to 63. In determining fiscal 2021 compensation for our NEOs, the Compensation Committee considered Company performance in fiscal 2021 and our management’s achievements in fiscal 2021 set forth in the “Compensation Discussion and Analysis.”
We are asking our stockholders to approve, in a non-binding vote, the following resolution in respect of this Proposal Three:
“RESOLVED, that the stockholders approve, in a non-binding vote, the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the 'Compensation Discussion and Analysis' included in this proxy statement and the related compensation tables and narrative discussion."
Required Vote
To be approved, this proposal must receive an affirmative majority of the votes cast on the proposal at the Meeting.
THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” PROPOSAL THREE.

EQUITY COMPENSATION PLAN INFORMATION
The following table provides information as of October 31, 2021, our fiscal year end, with respect to compensation plans (including individual compensation arrangements) under which the Company’s equity securities are authorized for issuance. There are no plans that have not been approved by stockholders.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights(1)	Weighted- Average Exercise Price of Outstanding Options, Warrants and Rights(2)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))

	(a)	(b)	(c)
	(In thousands)		(In thousands)
Equity compensation plans approved by security holders	4,940	$34.10	5,693
Equity compensation plans not approved by security holders	—	—	—
Total	4,940	$34.10	5,693

(1)Amount includes 2,998,000 shares and 1,942,000 shares underlying stock options and RSUs, respectively, outstanding as of October 31, 2021. The amount of performance-based RSUs ("PRSUs"), which is included in the RSU amount, reflects the maximum number of shares that could be issued under awards granted in fiscal 2021 and 2020 as to which performance had not been determined as of October 31, 2021, as further described under "Fiscal 2021 Long-Term Incentive Compensation - Performance-Based RSUs" on page 40.
(2)The weighted-average exercise price does not take into account 1,942,000 shares underlying RSUs outstanding as of October 31, 2021.

CORPORATE GOVERNANCE
Our Board is committed to sound corporate governance policies that enable our Company to operate ethically and with integrity, and which promote long-term value creation for our stockholders and other stakeholders. Our approach to corporate governance has been to implement policies that enable the success of our strategy and business objectives, are rooted in a robust ongoing dialogue with our stockholders, and are inspired by best practices. Consistent with this approach, we continue to build upon a strong framework of corporate governance policies and practices, including the items summarized below:

Strong Independent Leadership
Independence	A majority of our directors must be independent. All of our director nominees other than Mr. Yearley, our Chairman and Chief Executive Officer ("CEO"), are independent, and all of our Committees consist exclusively of independent directors.
Lead Independent Director	Whenever our CEO is also the Chair of the Board, we require a Lead Independent Director position with specific responsibilities to provide independent oversight of management. Both the Lead Independent Director and the Chair of the Board are elected annually by our Board. Mr. Shapiro was first appointed to serve as our Lead Independent Director in March 2021 and currently serves in this role.
Commitment to Board Refreshment	The Governance Committee continually assesses the composition of the Board, including a review of Board size, diversity and the skills and qualifications represented on the Board, as well as director tenure. Recognizing the importance of continued Board refreshment, since March 2016, we have added six new directors. These additions have deepened the diversity of the Board's composition, thought and experience, and brought fresh perspectives to its already strong membership.
Stockholder Engagement
Proactive engagement	We aim to maintain an active dialogue with our stockholders to ensure a diversity of perspectives is thoughtfully considered on a broad range of issues including strategy, business performance, corporate governance, risk and compensation practices, and other environmental, social, and governance concerns. We conduct an annual outreach to our largest stockholders and proxy advisory firms to receive feedback regarding these matters.
Availability of independent directors	We make our lead independent director and other independent directors available, as appropriate, for engagements with our top stockholders.
Accountability to Stockholders
Board evaluations and refreshment	The Board and its committees regularly evaluate their performance and composition. These evaluations, including assessments of the skills, qualifications and diversity of Board members, are considered in light of the Company’s business strategy and operations and the anticipated makeup of the Board following potential director retirements to identify the desired characteristics of future Board members.
Annual elections	All directors are elected annually.
Majority voting standard	Our Bylaws require that any director be elected by a “majority of votes cast” in uncontested director elections. In other words, each director must receive more votes “For” his or her election than votes “Against” in order to be elected.

Director resignation policy	An incumbent director that does not meet the majority voting standard must promptly offer to resign. The Governance Committee will consider the resignation offer and make a recommendation as to whether the Board should accept the resignation.
Voting Rights that are Proportionate to Economic Interests
Single voting class	Toll Brothers has a single class of voting stock outstanding.
One share, one vote	Each share of common stock is entitled to one vote.
Management, Human Capital and Risk Oversight
Management development and succession planning	Our Board regularly reviews management development and succession planning, in particular with respect to the CEO role.
Human capital management	We believe our employees are among our most important resources and are critical to our continued success. We focus significant attention on attracting and retaining talented and experienced individuals to manage and support our operations, and our management team routinely reviews employee turnover rates and employee engagement and satisfaction surveys at various levels of the organization.
Risk oversight	Our Board and its committees devote significant time and effort to understanding and reviewing enterprise risks. This includes oversight of our Company’s strategy and reputation as well as a review of risks related to financial reporting, compensation practices, succession matters and cybersecurity, among other risks.
Compensation Governance
Pay program tied to performance	A majority of our CEO's pay is long-term and at-risk with no guaranteed bonuses or salary increases. The Compensation Committee has identified performance goals that underpin our strategy and has incorporated those goals into executive compensation plans to serve as drivers of incentive awards.
Stock ownership guidelines	Stock ownership guidelines align executive and director interests with those of stockholders. These guidelines require our CEO to retain qualifying equity equal to six times his annual base salary (three times for other executive officers), and for our Board members to retain qualifying equity equal to five times their annual base cash retainer.
Hedging and pledging prohibition
We prohibit all hedging, pledging and transactions in derivatives related to Toll Brothers securities for all directors and executives (with a limited pledging exception for our founder and chairman emeritus).

Clawbacks	We have a policy that requires reimbursement and/or cancellation of awards if, in the Board’s discretion, it is determined that a payment was made based upon the achievement of specified financial results that was subsequently restated; in the Board’s view, the executive engaged in fraud or intentional misconduct that was a substantial contributing cause to the need for the restatement; and a lower award would have been made to the executive based upon the restated financial results.
No tax gross-ups	We do not pay tax gross-ups on payments to executives.

Corporate Governance Guidelines and Practices
The Board has adopted Corporate Governance Guidelines, which describe the Board’s views on a number of governance topics. The guidelines are posted on our website at www.tollbrothers.com under “Investor Relations: Corporate Governance.”
Leadership Structure
In fiscal 2018, Mr. Robert I. Toll, our co-founder and former CEO, stepped down from his role as Executive Chairman of the Board. In connection with Mr. Toll's resignation, upon the recommendation of the Governance Committee, the Board appointed Mr. Douglas C. Yearley, Jr., a Board member and our CEO since 2010, Chairman of the Board. In choosing to combine the Chairman and CEO role under Mr. Yearley, the Board considered Mr. Yearley's in-depth knowledge of the home building industry generally and his thorough understanding of the Company's operations and the risks it faces; his long tenure with the Company and on the Board; the composition of the Board and the tenure of its members; and the Company's strong governance structure, including a strong Lead Independent Director and well-functioning Board committees composed entirely of independent directors. The Board also considered that combining the roles of Chairman and CEO would provide a clear leadership structure for our management team while allowing Mr. Yearley to continue serving as a vital link between management and the Board. This structure allows the Board to perform its oversight role with the benefit of management's perspective on our business strategy and all other aspects of the business.
As Chairman and CEO, Mr. Yearley is responsible for our day-to-day operations and for formulating and executing our long-term strategies in collaboration with the Board. Mr. Yearley collaborates with Mr. Paul Shapiro, who has served as our Lead Independent Director since March 2021, in developing Board schedules and agendas. The Lead Independent Director helps ensure that there is an appropriate balance between management and the non-executive directors and that the non-executive directors are fully informed and able to discuss and contribute to the issues that they deem important. The role of the Lead Independent Director includes:
•presiding over all executive sessions and other meetings of the independent directors;
•acting as principal liaison between the Chairman and CEO and the non-executive directors;
•leading the process for evaluating the Board of Directors and the committees of the Board of Directors;
•participating in the communication of sensitive issues to the other directors;
•performing such other duties as the Board of Directors may deem necessary and appropriate from time to time; and
•serving as the director whom stockholders may contact.
Codes of Business Conduct and Ethics
The Company has adopted a Code of Ethics and Business Conduct which applies to all employees and vendors, as well as a Code of Ethics for Members of the Board of Directors. These codes of ethics are available on our website at www.tollbrothers.com under “Investor Relations: Corporate Governance.” The Governance Committee is responsible for reviewing any proposed changes to these documents.
Director Independence
Under the NYSE rules and the standards adopted by the Board, a director is not “independent” unless the Board affirmatively determines that the director has no direct or indirect material relationship with the Company. In addition, the director must meet the requirements for independence set forth by the NYSE rules.

The Board has established categorical standards of director independence to assist it in making independence determinations. These standards, which are described below, set forth certain relationships between us and the directors, and their immediate family members or entities with which they are affiliated, that the Board, in its judgment, has determined to be material in assessing a director’s independence. The standards applied by the Board in affirmatively determining whether a director is “independent” provide that a director is not independent if:
(1)    the director is, or has been within the last three years, our employee; or an immediate family member (defined as including a person’s spouse, parents, children, siblings, mothers- and fathers-in-law, sons- and daughters-in-law, brothers- and sisters-in-law, and anyone, other than domestic employees, who shares such person’s home) of such director is, or has been within the last three years, one of our executive officers;
(2)    the director has received, or has an immediate family member who has received, during any twelve-month period within the last three years, more than $120,000 per year in direct compensation from us, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service);
(3)    (a) the director is a current partner or employee of our external auditor; (b) the director has an immediate family member who is a current partner of such firm; (c) the director has an immediate family member who is a current employee of such firm and personally works on our audit; or (d) the director or an immediate family member was, within the last three years, a partner or employee of such firm and personally worked on our audit within that time;
(4)    the director or an immediate family member is, or has been within the last three years, employed as an executive officer of another company where any of our present executive officers at the same time serves or served on that company’s compensation committee;
(5)    the director is a current employee, or an immediate family member is a current executive officer, of a company that has made payments to or received payments from us for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1.0 million or two percent of such other company’s consolidated gross revenues; or
(6)    the director or an immediate family member is, or within the past three years has been, an affiliate of another company in which, in any of the last three years, any of our present executive officers directly or indirectly either: (a) owned more than five percent of the total equity interests of such other company, or (b) invested or committed to invest more than $900,000 in such other company.
The Board annually reviews the independence of all directors. The Board, in applying the above-referenced standards, has affirmatively determined that all of our director nominees, other than Mr. Yearley, are independent. As part of the Board’s process in making such determination, the Board determined that all of the above-cited objective criteria for independence are satisfied, and that no independent director has any material relationship with us that could interfere with his or her ability to exercise independent judgment.
Compensation Committee Interlocks and Insider Participation
None of the members who served on the Compensation Committee during the fiscal year ended October 31, 2021 has ever been an officer or employee of the Company or its subsidiaries. None of the members has any relationship required to be disclosed under this caption under the rules of the SEC.
Stockholder Engagement
We believe that effective corporate governance should include regular constructive conversations with our stockholders to proactively seek stockholder insights and to answer stockholder inquiries. We aim to maintain an active dialogue with our stockholders to ensure a diversity of perspectives is thoughtfully considered on a broad range of issues including strategy, business performance, corporate governance, risk and compensation practices, and other environmental, social, and governance concerns. During fiscal 2021 and 2022, we solicited feedback from investors representing well over half of our outstanding shares. We value our stockholders' perspective on our business and are committed to continuing the constructive dialogue that we have established in recent years. In addition, throughout the year our Investor Relations group and other members of senior management engage with our stockholders to ensure that an ongoing and open avenue of communication is maintained.
Communication with the Board
Any person who wishes to communicate with the Board or specific individual directors, including the Lead Independent Director or the independent directors as a group, may do so by directing a written request addressed to such directors or director in care of the Corporate Secretary, Toll Brothers, Inc., at 1140 Virginia Drive, Fort Washington, Pennsylvania 19034. In accordance with instructions from the Board, the Corporate Secretary reviews all correspondence, organizes the communications for review by the Board and forwards communications to the full Board or individual directors, as appropriate. The Company's independent directors have requested that certain items that are unrelated to the Board's duties, such as spam, junk mail, mass mailings, and solicitation and job inquiries, not be forwarded. Communications that are intended specifically for the Lead Independent Director, or any other independent director, should be sent to the street address noted above to the attention of the Corporate Secretary.
Committees of the Board and Meetings
The Board currently has the following standing committees: Audit and Risk Committee; Executive Compensation Committee; Nominating and Corporate Governance Committee; and Public Debt and Equity Securities Committee. The following table lists our four Board committees, as well as the current chairs and membership of each committee.

Name	Independent	Audit and Risk Committee	Executive Compensation Committee	Nominating & Corporate Governance Committee	Public Debt & Equity Securities Committee

Robert I. Toll
Douglas C. Yearley, Jr.
Richard J. Braemer	●	M			C
Stephen F. East	●	M	M
Christine N. Garvey	●	C	M		M
Karen H. Grimes	●	M		M
John A. McLean	●		M	M
Derek T. Kan	●
Carl B. Marbach	●	M	C		M
Wendell E. Pritchett	●		M	M
Paul E. Shapiro	●	M		C
Scott D. Stowell	●

C-Chair     M-Member
Audit and Risk Committee
The Audit Committee is, and since March 2021 has been, composed of Christine N. Garvey (Chair), Richard J. Braemer, Stephen F. East, Karen H. Grimes, Carl B. Marbach and Paul E. Shapiro, each of whom has been determined by the Board to meet the standards of independence required of audit committee members by the NYSE and applicable SEC rules. The Board has also determined that all members of the Audit Committee are financially literate, and that Stephen F. East, Christine N. Garvey and Karen H. Grimes possess accounting and related financial management expertise within the meaning of the listing standards of the NYSE and are “audit committee financial experts” within the meaning of the applicable SEC rules. For a description of each of their relevant experiences, see “Proposal One—Election of Directors” on page 8.
The duties and responsibilities of the Audit Committee are set forth in its charter, which may be found at www.tollbrothers.com under “Investor Relations: Corporate Governance,” and include, among other things:
•discharging the Board’s responsibilities relating to the quality and integrity of our financial statements;
•overseeing our compliance with legal and regulatory requirements;
•overseeing risk oversight and assessment;
•the appointment, qualifications, performance and independence of the independent registered public accounting firm;
•pre-approval of all audit engagement fees and terms, all internal-control related services, and all permitted non-audit engagements (including the terms thereof) with the independent auditor;
•review of the performance of our internal audit function; and
•management of the Company’s significant risks and exposures, including strategic, operational, compliance, and reporting risks.
The duties of the Audit Committee with respect to oversight of the Company’s financial reporting process are described more fully on page 65 under “Audit and Risk Committee Report.” During fiscal 2021, the Audit Committee held 12 meetings. All of its meetings were attended by representatives from Ernst & Young LLP, our independent registered public accounting firm. The Audit Committee meets regularly in executive session with the company’s Chief Audit Officer (who oversees our internal audit function) and our independent registered public accounting firm.
Executive Compensation Committee
The Compensation Committee is, and since March 2021 has been, composed of Carl B. Marbach (Chair), Stephen F. East, Christine N. Garvey, John A. McLean and Wendell E. Pritchett, each of whom has been determined by the Board to meet the NYSE’s standards for independence required of compensation committee members. In addition, each committee member qualifies as a “Non-Employee Director” as defined in Rule 16b-3 under the Exchange Act.
The duties and responsibilities of the Compensation Committee are set forth in its charter, which may be found at www.tollbrothers.com under “Investor Relations: Corporate Governance,” and include, among other things:
•establishing our compensation philosophy and objectives;
•overseeing the implementation and development of our compensation programs;
•annually reviewing and approving corporate goals and objectives relevant to the compensation of the CEO;
•evaluating the performance of the CEO in light of those goals and objectives and determining the CEO’s compensation level based on these evaluations;

•reviewing and approving all elements and levels of compensation for our executive officers and any other officers recommended by the Board;
•discussing the results of the stockholder advisory vote on Say on Pay;
•making recommendations to the Board with respect to incentive compensation plans and equity-based plans;
•administering (in some cases, along with the Board) all of our stock-based compensation plans, as well as the Company's other incentive compensation plans for executive officers and its Supplemental Executive Retirement Plan ("SERP");
•reviewing and approving, or making recommendations to the full Board regarding, equity-based awards; and
•reviewing our regulatory compliance with respect to compensation matters.
In fulfilling its responsibilities, the Compensation Committee may delegate any or all of its responsibilities to a subcommittee of the committee. For a discussion concerning the process and procedures for determining executive compensation and the role of executive officers and compensation consultants in determining or recommending the amount or form of compensation, see the “Compensation Discussion and Analysis” beginning on page 30. The Compensation Committee held five meetings during fiscal 2021. During fiscal 2021, the Compensation Committee's independent compensation consultant and its affiliates did not provide any services to the Company or its affiliates other than advising the Compensation Committee on executive officer compensation.
Nominating and Corporate Governance Committee
The Governance Committee is, and since March 2021 has been, composed of Paul E. Shapiro (Chair), Karen H. Grimes, John A. McLean and Wendell E. Pritchett, each of whom has been determined by the Board to meet the NYSE’s standards for independence.
The duties and responsibilities of the Governance Committee are set forth in its charter, which may be found at www.tollbrothers.com under “Investor Relations: Corporate Governance,” and include, among other things:
•identifying individuals qualified to become members of the Board and recommending to the Board the nominees for election to the Board;
•establishing procedures for submission of recommendations or nominations of candidates to the Board by stockholders;
•evaluating from time to time the appropriate size of the Board and recommending any changes in the composition of the Board so as to best reflect our objectives;
•evaluating and making recommendations to the Board with respect to the compensation of the non-executive management directors;
•adopting and reviewing, at least annually, corporate governance guidelines consistent with the requirements of the NYSE;
•reviewing the Board’s committee structure;
•reviewing proposed changes to our governance instruments;
•reviewing and recommending director orientation and continuing orientation programs; and
•considering potential conflicts of interest of directors and NEOs and reviewing and approving related person transactions.

The Governance Committee is responsible for evaluating and making recommendations to the Board with respect to compensation of our directors. The Governance Committee also reviews corporate political contributions and our corporate compliance program, including compliance with the Company's Pledging Policy and Stock Ownership Guidelines. The Governance Committee held four meetings during fiscal 2021.
Public Debt and Equity Securities Committee
The Public Debt and Equity Securities Committee is, and for the entire 2021 fiscal year was, composed of Richard J. Braemer (Chair), Christine N. Garvey, and Carl B. Marbach, each of whom has been determined by the Board to meet the NYSE’s standards for independence. Upon Mr. Braemer's retirement in March 2022, the Board expects to appoint a new chair to this committee.
The duties and responsibilities of the Public Debt and Equity Securities Committee are set forth in its charter, which may be found at www.tollbrothers.com under “Investor Relations: Corporate Governance,” and include reviewing and approving, pursuant to authority granted by the Board, certain transactions relating to our public debt and equity securities and those of our affiliates. The Public Debt and Equity Securities Committee took action with respect to one transaction during fiscal 2021.
Director Attendance
Attendance at Board Meetings
•The Board of Directors held six meetings during fiscal 2021.
•All directors attended each regularly scheduled Board meeting and at least 90% of all meetings of the Board and Board Committees on which they served, with the exception of Mr. Toll. Mr. Toll, who does not serve on any Board Committee, was unable to attend two special meetings of the Board due to a prior commitment in one case and health-related issues in the other.
•Our independent directors hold separate meetings. Our Lead Independent Director acts as chair at meetings of the independent directors. During fiscal 2021, the independent directors met four times.
Attendance at Annual Meetings of Stockholders
It is the policy of our Board that all directors attend annual meetings of stockholders except where the failure to attend is due to unavoidable circumstances or conflicts discussed in advance by the director with the Chairman of the Board. All but one of our directors attended our 2021 Annual Meeting of Stockholders.
Risk Oversight
Our Audit Committee regularly receives reports from our enterprise risk management and business continuity committees, which are composed of representatives from various business functions within the Company that are charged with risk assessment and business continuity planning. The enterprise risk management committee meets regularly and performs an enterprise risk assessment to identify and assess risks to the Company based on the probability of occurrence and the potential financial or reputational impact to the Company, the results of which are presented to the Audit Committee. Each of our Audit Committee members has a standing invite to, and members regularly participate in, meetings of the enterprise risk committee.
The enterprise risk committee also selects topics related to specific risks and potential vulnerabilities related to particular business functions of the Company, for example information technology related cyber-risks, which topics are then presented to the Audit Committee along with a summary of the measures we have taken or plan to take in order to define and mitigate such risks and prepare for and address such vulnerabilities. Due to the importance of managing cyber risks, the Company's chief information officer provides regular updates to the Audit Committee on the Company's efforts to identify and mitigate such risks.
In addition, our Compensation Committee oversees risks arising from our compensation practices, and our Governance Committee oversees succession risks. Each of these committees regularly reports to the full Board, which is ultimately responsible for overseeing risks at the enterprise level. The Compensation Committee has reviewed the design and operation of our compensation structures and policies as they pertain to risk and has determined that our compensation programs do not create or encourage the taking of risks that are reasonably likely to have a material adverse effect on us. In addition, our full Board oversees strategic risks through its focus on overall corporate strategy and execution. During fiscal 2021, the full Board and its committees continued to devote significant time and attention to risks related to the COVID-19 pandemic, including those related to the health and safety of our employees, trade partners and customers, operational risks related to home sales and deliveries, and risks related to our balance sheet and liquidity.
ESG Oversight
Our full Board generally oversees the Company's environmental, social and governance (ESG) goals and objectives, and supports the implementation of the Company’s ESG priorities. Specific ESG topics are overseen by the Board committee generally responsible for the subject matter. For example, the Board's Governance Committee has oversight responsibility for the corporate governance aspects of ESG, and the Audit and Risk Committee generally oversees regulatory compliance matters, including with respect to environmental issues. Following a review of potential oversight alternatives by the Governance Committee, the Board continues to believe that it is the appropriate body to oversee the development and implementation of the Company's ESG and sustainability efforts, which focus on the Company’s efforts to positively impact both people and planet. ESG-related matters are regularly part of the Board's agenda.
Execution of the Company's ESG strategy is overseen by the Company's senior management team. The Company has formed an ESG Committee, which includes members of senior management who report directly to the CEO. The ESG Committee is responsible for setting direction and driving accountability as we address material issues, work with key stakeholders, and measure and report our progress. In connection with its increased focused on ESG matters, in fiscal 2021 the Company published its inaugural ESG report, which we expect to build upon in the years to come.

DIRECTOR COMPENSATION
Director Compensation Program
The Governance Committee is responsible for evaluating and recommending compensation for non-executive members of the Board. Our non-executive directors are compensated in cash and equity for their service as directors. Equity awards granted in fiscal 2021 were issued under the Toll Brothers, Inc. 2019 Omnibus Incentive Plan (the "Omnibus Incentive Plan").
The compensation program in effect for fiscal 2021 for non-executive directors consisted of the following components:
•Board Retainer. The principal form of compensation for non-executive directors for their service as directors is an annual retainer (the "Board Retainer"), consisting of a combination of cash and RSUs ("Director RSUs"). For fiscal 2021, the aggregate value of the Board Retainer was $225,000 and was comprised of:
•Cash. Each non-executive director receives one-third of the Board Retainer in cash.
•Equity. Each non-executive director receives Director RSUs with a grant date fair value equal to two-thirds of the Board Retainer, vesting in equal annual installments over a period of two years. New non-executive directors are first granted Director RSUs in the December following the fiscal year of their appointment to the Board and receive a pro-rated grant reflecting their service during the prior fiscal year.
•Committee Retainer. Each member of the Audit Committee receives annually a combination of cash and equity with a grant date fair value of $25,000, and each member of the Compensation Committee and Governance Committees receives annually a combination of cash and equity with a grant date fair value of $20,000. In each case, one-third of these amounts are delivered in cash and two-thirds of these amounts are delivered in Director RSUs. The Chair of each of these committees receives an additional annual cash retainer of $10,000.
Each member of the Public Debt and Equity Securities Committee receives annually for any fiscal year in which the Public Debt and Equity Securities Committee meets or takes official actions, for service on such Committee, a combination of cash and equity with a grant date fair value of $10,000, one-third of this amount is delivered in cash and two-thirds of this amount is delivered in Director RSUs. The Chair of the Public Debt and Equity Securities Committee receives an additional cash retainer of $5,000 for any fiscal year in which the Committee meets or takes official action.
•Attendance at Board and Committee Meetings. Directors, Committee Chairs and Committee members do not receive any additional compensation for attendance at Board or Committee meetings.
•Lead Independent Director. The Lead Independent Director receives annually $35,000 in cash for his services in that capacity.
•Fiscal 2022 Compensation. Effective for fiscal 2022, the Board Retainer has been increased from $225,000 to $250,000 and will continue to be allocated one-third in cash and two-thirds in Director RSUs.
Expiration of the Advisory and Non-Competition Agreement with Robert I. Toll
Effective October 31, 2018, the Company and Mr. Robert I. Toll entered into an Advisory and Non-Competition Agreement (the “Advisory Agreement”). The purpose of the Advisory Agreement was to retain, for the Company's benefit, the valuable and special knowledge, expertise and services of Mr. Toll, as well as to provide that Mr. Toll does not compete with us or engage in certain other activities during specified time periods. The original term of the Advisory Agreement was one year and was extended for two additional years. On October 31, 2021, the Advisory Agreement expired and was not renewed. The material terms of the Advisory Agreement are described below.
Pursuant to the Advisory Agreement, Mr. Toll was retained by the Company as a Special Advisor to the Chairman of the Board and the Chief Executive Officer at an annualized compensation rate of $1,500,000. He was also entitled to receive certain benefits and perquisites under the Advisory Agreement that were previously provided to him in his role as Executive Chairman, in addition to office space in the Company's headquarters and administrative, IT, bookkeeping and driver support services. The Company will continue to provide office space in the Company's headquarters to Mr. Toll at no cost and will make available all of the services that it previously provided to him under the Advisory Agreement in exchange for the fair value of such services.
Mr. Toll is a participant in the SERP and is entitled to an annual benefit of $650,000 for 20 years. No payments were scheduled to be made to him under the SERP until the expiration of his Advisory Agreement. With its expiration, Mr. Toll will begin to receive payments under the SERP in accordance with its terms. See “Benefits and Perquisites — Supplemental Executive Retirement Plan” on page 45 for a more detailed description of the SERP.

Director Compensation Table
The following table sets forth information concerning the fiscal 2021 compensation awarded to or earned by our non-executive directors. The table also sets forth certain compensation earned by Mr. Toll in his capacity as a consultant to the Company pursuant to the Advisory Agreement described above. Mr. Yearley is not compensated for his service as an executive director, and the compensation received by him for his services as an employee of the Company is reported in the Summary Compensation Table on page 51. Messrs. Kan and Stowell were appointed as directors subsequent to fiscal year end and are not included in the table. Messrs. Boehne's and Novick's cash compensation was pro-rated for their partial year of service.
Director Compensation during Fiscal 2021

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)(3)	Option Awards ($)(4)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(7)	All Other Compensation ($)	Total ($)

Edward G. Boehne	56,250	180,000	—	—	—	236,250
Richard J. Braemer	88,142	150,000	—	—	—	238,142
Stephen F. East	83,750	100,000				183,750
Christine N. Garvey	96,342	166,700	—	—	—	263,042
Karen H. Grimes	87,208	166,700	—	—	—	253,908
Carl B. Marbach	103,300	180,000	—	—	—	283,300
John A. McLean	88,400	176,600	—	—	—	265,000
Stephen A. Novick	36,833	176,600	—	—	—	213,433
Wendell E. Pritchett	85,608	163,300	—	—	—	248,908
Paul E. Shapiro	120,417	180,000	—	—	—	300,417
Robert I. Toll (5)	75,000	150,000	—	(82,285)	1,973,786	2,116,501

(1)Amounts shown include the cash portion of each non-executive director's Board Retainer and applicable committee, chair and lead director retainers, and pro-rated to reflect applicable service periods.
(2)Director RSUs are typically granted on a date within the last 15 days of December that is determined in advance by the Board. Director RSUs vest in equal annual installments over two years, and shares underlying Director RSUs are generally deliverable 30 days after the vesting of the second installment. Director RSUs earn dividend equivalents at the same time and in the same amount as dividends paid on the Company’s common stock; dividend equivalents are subject to the same vesting, settlement, and other terms and conditions as the Director RSUs to which the dividend equivalents relate. Upon a change of control of the Company or upon the death, disability, or retirement (after reaching age 62) of the director, Director RSUs will vest immediately, and shares underlying Director RSUs will be deliverable 30 days after vesting (subject to a six-month delay in delivery if required to comply with Section 409A of the tax code). Accelerated vesting of Director RSUs will occur following a change of control only upon the Director ceasing to be a director of the Company.
For purposes of determining the number of Director RSUs that were awarded in fiscal 2021, the grant date fair value per share was the closing price of the Company's common stock on December 21, 2020, the grant date of the Director RSUs in fiscal 2021. Fractional Director RSUs are not granted.
(3)The non-executive directors held the following amounts of outstanding unvested RSUs at October 31, 2021: Mr. Boehne, 0 units; Mr. Braemer, 5,242 units; Mr. East, 2,172 units; Ms. Garvey, 5,816 units; Ms. Grimes, 5,029 units; Mr. Marbach, 6,274 units; Mr. McLean, 6,015 units; Mr. Novick, 0 units; Dr. Pritchett, 5,558 units; Mr. Shapiro, 6,189 units; and Mr. Toll, 5,157 units. The non-executive directors held the following amounts of outstanding vested RSUs at October 31, 2021: Mr. Boehne, 0 units; Mr. Braemer, 1,983 units; Mr. East, 0 units; Ms. Garvey, 2,194 units; Ms. Grimes, 1,407 units; Mr. Marbach, 2,362 units; Mr. McLean, 2,177 units; Mr. Novick, 0 units; Dr. Pritchett, 2,009 units; Mr. Shapiro, 2,277 units; and Mr. Toll, 1,898 units.
(4)The following non-executive directors held unexercised stock options to acquire the following amounts of the Company's common stock at October 31, 2021: Mr. Boehne, 18,838 shares; Mr. Braemer, 21,012 shares;

Mr. Marbach, 19,779 shares; Mr. McLean, 2,313 shares; Mr. Novick, 18,838 shares; Mr. Shapiro, 36,088 shares; and Mr. Toll, 655,098 shares.
(5)Separate from any fees earned by Mr. Toll in his capacity as a non-executive director, during fiscal 2021, Mr. Toll earned $1,500,000 in consulting fees and received certain perquisites and personal benefits pursuant to the Advisory Agreement described above, which expired on October 31, 2021. These perquisites and personal benefits included the use of Company office space and administrative and IT services, of which the incremental cost to the Company is included in the "All Other Compensation" column. The aggregate value of each perquisite or other personal benefit exceeding the greater of $25,000 or 10% of the total amount of perquisites and personal benefits for Mr. Toll is as follows (based on the allocated compensation and benefit cost for the applicable support personnel):

Administrative, bookkeeping, IT and driver services	$410,319
Tax and financial statement preparation assistance	63,467
Total	$473,786
(6)The decrease reported in the actuarial value of Mr. Toll's SERP benefits is due to a change in the discount rate used in such valuation.

EXECUTIVE COMPENSATION
COMPENSATION DISCUSSION AND ANALYSIS
Our executive compensation program is designed to motivate and retain highly qualified and experienced executives, provide performance-based incentives and align our compensation with long-term creation of stockholder value. The Compensation Discussion and Analysis that follows describes how this compensation philosophy applied to the compensation paid in fiscal 2021 to our named executive officers ("NEOs"). Our NEOs for fiscal 2021 were:

Name	Role in Fiscal 2021
Douglas C. Yearley	Chairman, President and Chief Executive Officer
James W. Boyd*	Executive Vice President and Co-Chief Operating Officer
Martin P. Connor	Senior Vice President and Chief Financial Officer
Robert Parahus*	Executive Vice President and Co-Chief Operating Officer
*     On October 31, 2021, Mr. Boyd retired from his role as Executive Vice President and Co-Chief Operating Officer and Mr. Parahus was appointed as the Company's sole President and Chief Operating Officer effective with the commencement of our new fiscal year on November 1, 2021.
Executive Summary
The majority of our NEO's compensation continues to be delivered in the form of incentive based awards. During fiscal 2021, approximately ninety percent of our CEO's compensation and an average of approximately seventy percent of our other NEO's compensation was at risk and linked to our operational and stock price performance and the execution of our strategic priorities throughout the fiscal year. The charts below show the mix of fiscal 2021 targeted total direct compensation for Mr. Yearley and for our other NEOs as a group.

Toll Brothers Strategy and Fiscal 2021 Performance
In recent years, our strategy has been to drive growth by expanding our product lines, price points and the geographic markets in which we operate, while also increasing profitability and improving our capital efficiency. This strategy positioned us well for fiscal 2021's resurgent housing market, and we produced record revenues, earnings and new home contracts in the fiscal year, while expanding margins and increasing our return on beginning equity by 830 basis points to 17.1%. Our focus on broadening our price points and product offerings has enabled us to enter a wider range of markets. Over the past three years, we have entered nine new markets, primarily in the south and west, through five builder acquisitions and through direct land purchases. Our product offerings serve everyone from first-time and move-up buyers to empty nesters and renters. This growth strategy is partially responsible for the record $11.5 billion of net new contracts (totaling 12,472 homes) that we signed in fiscal 2021, as well as our record year-end backlog value of $9.5 billion and 10,302 homes. Our growth dovetails with larger trends that are driving the home building industry, including compelling demographics, low interest rates, over a decade of housing underproduction, ongoing migration spurred by the work-from-home phenomenon, and a renewed appreciation for home throughout the country. These trends, along with our strong land position, growing community count across over 60 markets in 24 states, and diverse array of luxury product offerings, give us confidence that our growth strategy will continue to bear fruit into the future.
In fiscal 2021, we generated home building revenues of $8.4 billion and delivered 9,986 homes, up 22% and 18%, respectively, compared to fiscal 2020. Our home building gross margin for the year was 22.5%; excluding interest in cost of home sales revenues and inventory write downs, it was 25.0%. These amounts compare to 20.2% and 23.5%, respectively, in fiscal 2020. The improvement in gross margin was largely driven by price increases that we implemented over the course of fiscal 2021 — supported by the strong demand for homes that existed in nearly every market in which we operate, as well as the ability to customize that our build-to-order business model offers to our customers. Choice is more important than ever for our home buyers, and our spectacular home designs give buyers the ability to customize their homes in ways that are designed to meet their evolving needs as homeowners. With our brand and reputation as America's luxury home builder, we believe our homes command a premium in the luxury market, and we expect our gross margin to continue to benefit from this. In addition, we are focused on optimizing our home designs and curating our design studio offerings to improve the speed, ease, and efficiency of construction, while continuing to offer the stunning floorplans and architectural details that are hallmarks of the Toll Brothers brand. These actions are taken to both improve the customer experience and help sustain gross margins in the future.
We also improved our cost structure in fiscal 2021 through tighter controls on items such as headcount, advertising, model home expenses and broker commissions. We continued to implement technological solutions to streamline the building, marketing, and purchasing of our homes to ensure a seamless and efficient home building and home buying process. Combined with the leverage from increased revenue, these actions led to a 160 basis point reduction in selling, general and administrative expenses, as a percentage of home building revenue, from 12.5% in fiscal 2020 to 10.9% in fiscal 2021.
We achieved these margin improvements despite the significant disruptions in global supply chains for materials, not just in the home building industry, but across nearly all industries, and shortages in labor in virtually all markets. In fact, in many markets, we deliberately slowed our sales pace to better balance our home production and delivery time frames, and to capture price increases as demand outpaced supply.
In fiscal 2021, we also continued to pursue strategies to drive capital efficiency and return on equity by controlling a greater percentage of our land through options rather than outright ownership. We owned or controlled nearly 80,900 lots at fiscal year-end 2021 compared to 63,200 at fiscal year-end 2020. Our percentage of optioned versus owned lots at fiscal year-end 2021 was 55%, a significant increase from 43% one year earlier. Our strong existing land position is sufficient to support meaningful growth in fiscal 2022 and beyond, and we expect our focus on acquiring land more efficiently to benefit our return on equity in the future as well.

The combination of top line revenue growth and margin expansion led to a near doubling of our net income in fiscal 2021 — from $446.6 million in fiscal 2020 to $833.6 million in fiscal 2021. Accordingly, our earnings per share grew from $3.40 per share (diluted) in fiscal 2020 to a record $6.63 per share (diluted) in fiscal 2021. These results reflect the strength of the housing market, the benefits we are realizing from our strategic expansion into new product lines, price points and geographies, and our focus on driving operating efficiencies and improving the capital efficiency of our land acquisition strategy.
Looking forward, we expect that our sound financial footing will contribute to our strategic growth plans. We ended fiscal 2021 with $3.45 billion of liquidity, including $1.64 billion of cash and $1.81 billion available under our $1.9 billion revolving bank credit facility, substantially all of which now matures in November 2026. In fiscal 2021, we generated over $1.3 billion in cash flow from operations, which enabled us to reduce debt by approximately $400 million, repurchase approximately $378 million of stock during the fiscal year, and pay total dividends of $77 million, or roughly $0.62 per share. Our strong balance sheet and ample liquidity gives us the flexibility to continue to invest in the growth of our business while returning capital to our shareholders and reducing debt.
In determining fiscal 2021 compensation for our NEOs, the Compensation Committee considered the contributions of each of our NEOs to the outstanding results the Company achieved in fiscal 2021 and in continuing to advance the Company's strategic objectives.
Fiscal 2021 Performance Reflected in Fiscal 2021 CEO Compensation
The fiscal 2021 results described above are reflected in the incentive compensation earned in fiscal 2021 by our CEO. At the outset of fiscal 2021, the Compensation Committee approved performance metrics for incentive compensation awards that it considered challenging yet achievable. In establishing these metrics, the Compensation Committee considered historical financial results as a reference point, but focused on setting goals that would drive an appropriate pay-for-performance outcome in the then-current business environment — taking into consideration continued uncertainties stemming from the pandemic. Based on the results described above and the Company's three-year total shareholder return ("TSR") through October 31, 2021:
•Annual Incentive Bonus: Performance with respect to the formulaic portion of the annual incentive bonus (70% of the award) was achieved at 131% of the performance target, resulting in a payout of 150% - the maximum under our program. Based on the results achieved under the formulaic portion, as well as an assessment of CEO and Company performance over the course of the year, the Compensation Committee used its judgment to pay out the qualitative portion of the annual incentive bonus (30% of the award) at 100%, resulting in a full bonus payout of 135% of target - a result the Compensation Committee deemed appropriate in light of all circumstances (see page 39 for more details);
•Operational PRSUs: The number of shares earned in respect of PRSUs based on specific operational goals ("Ops PRSUs") was 103.6% of the target number of shares awarded. These earned shares vest pro-rata over a four-year period with delivery of 100% of such shares on the four-year anniversary of the grant date (see page 40 for more details).
•Total Shareholder Return PRSUs: PRSUs granted in December 2018 that were based on the Company's TSR relative to a group of peer companies ("TSR PRSUs") over the three-year period ended on October 31, 2021 did not pay out because the Company's relative TSR did not reach the minimum threshold required.
We believe these outcomes demonstrate a strong link between Company performance, the compensation earned by our CEO in fiscal 2021 and returns experienced by our stockholders over time.
CEO Realizable Compensation
Over time, both the Company's performance relative to the operational metrics included in the annual and long-term incentive programs, as well as the Company's stock price performance, have a direct and material impact on executive compensation. For this reason, realizable pay, which captures compensation earned, as well as the impact of the Company’s share price performance on previously granted long-term incentive awards by valuing those equity awards based on the fiscal year-end stock price, is an important tool in assessing the effectiveness of the Company’s executive compensation programs and whether it aligns the interests of executives with those of stockholders.
As shown below, in general, operational results have approximated targeted performance goals in recent years. Due to the heavy weighting of at-risk equity awards and incentive-based compensation in our CEO's targeted total direct compensation, the realizable compensation for our CEO generally follows performance outcomes, and is heavily influenced by our stock price performance.

FY 19 Metrics		FY 20 Metrics		FY 21 Metrics	
	Actual Relative to Target		**Actual Relative to Target**		**Actual Relative to Target**
Pre-Tax Income	99.8%	Pre-Tax Income	91.1%	Pre-Tax Income	131.4%
Units Delivered	105.3%	Units Delivered	95.5%	Units Delivered	100.9%
Gross Margin	97.9%	Gross Margin	98.0%	Gross Margin	102.0%
Total Shareholder Return through October 31, 2021 (dividends reinvested)					
From Nov. 1, 2018:	**23.0%**	From Nov. 1, 2019:	**24.1%**	From Nov. 1, 2020:	**42.2%**
Appreciation of Realizable TDC over Target TDC at October 31, 2021					
	32.1%		**26.2%**		**20.0%**

FY 2019
$10,500
$13,871
Target Total Direct Compensation (TDC) at Grant
Realizable TDC at FYE21

FY 2020
($ in '000s)
$10,900
$13,760
Target Total Direct Compensation (TDC) at Grant
Realizable TDC at FYE21

FY2021
$12,150
$14,586
Target Total Direct Compensation (TDC) at Grant
Realizable TDC at FYE21

How Target and Realizable Total Direct Compensation are Calculated
Target Total Direct Compensation ("TDC") is the sum of (i) the annual base salary for the corresponding calendar year, (ii) target bonus for the applicable fiscal year and (iii) the dollar value of all equity awards granted in the applicable fiscal year, in each case as approved by the Compensation Committee at the outset of the fiscal year. The values of equity award grants included in the charts is greater than the accounting values reported in the Grants of Plan Based Awards Table due primarily to the application of a liquidity discount related to post-vesting transfer restrictions on awards granted to retirement eligible employees.
Realizable TDC ("Realizable TDC") for each year is the sum of (i) base salary earned during the fiscal year, (ii) actual cash bonus earned for the fiscal year, and (iii) the value of equity awards granted at the beginning of the applicable fiscal year as of October 31, 2021. Stock options (last granted to NEOs in December 2018) are valued based on intrinsic value as of October 31, 2021. RSUs and PRSUs are valued by multiplying the October 31, 2021 closing share price by (a) in the case of RSUs, the number of shares granted, (b) in the case of Ops PRSUs, the number of shares earned based on actual performance through the end of the applicable fiscal year and, (c) in the case of TSR PRSUs or return on average equity ("ROE PRSUs"), the target number of shares granted (awards granted in fiscal 2020 and 2021) or the actual number of shares earned for completed performance periods (awards granted in fiscal 2019).

Description of Our Executive Compensation Program
Our executive compensation program is designed to incentivize our NEOs to improve performance and manage risk over the short- and long-term and align the interests of our NEOs with our stockholders.
Key Compensation Elements for Fiscal 2021:

	Element	Time Horizon	FY2021 Performance Measure

Fixed	Base Salary	Short (1 year)	Individual Performance

At Risk	Annual Incentive Bonus	Short (1 year)	70% Quantitative Component: Pre-tax Income (PTI Metric) 30% Qualitative Component: Individual/Company Performance
	PRSUs	Medium (3-4 years)	Units Delivered (Units Metric) (1/3) Gross Margin (Margin Metric) (1/3) Return on Average Equity (1/3)
	RSUs	Medium (4 years)	Stock Price Performance

Fixed	Retirement Benefits (SERP)	Long (payable following retirement)	Individual Performance
Fiscal 2021 Performance Metrics
As described above, nearly two-thirds of our CEO's annual targeted TDC in fiscal 2021 was in the form of performance-based awards. Performance was measured under these awards based on the metrics described in the table below.

Metric		Weight	Performance Period	Vesting Period
Annual Incentive Bonus
PTI Metric	The PTI metric is used because it captures the overall profitability of the enterprise before taxes and includes the results of our joint ventures and non-home building activities, as well as SG&A expense. Certain adjustments are made to GAAP pre-tax income for compensation purposes (see page 38).	100%	1 Year	1 Year
Long Term Incentive Award
Units Metric	Units delivered measures the number of homes that are delivered to home buyers during the fiscal year. It is a measure of our ability to grow our core business.	1/3	1 Year	4 Years
Margin Metric	The home building margin metric measures the gross margin of our home building operations and reflects our ability to profitably and efficiently execute on this core business. Certain adjustments are made to GAAP gross margin for compensation purposes (see page 40).	1/3	1 Year	4 Years
ROE Metric	The ROE metric measures our return on average equity over three consecutive fiscal years (see page 41). It is a measure of the return that our shareholders receive on investment.	1/3	3 Years	3 Years

Compensation Philosophy and Objectives
We face competition for talent from many other home builders in the markets in which we operate. It is vital to our success and long-term viability that our business continues to be managed by highly experienced, focused, and capable executives who possess the experience and vision to anticipate and respond to market developments. The Compensation Committee’s primary objectives in setting compensation for our NEOs are:
•Incentivize executives to manage risks appropriately while attempting to improve our financial results, performance, and condition over both the short-term and the long-term. The Compensation Committee, by seeking a balance of short-term and long-term compensation, seeks to motivate and reward our NEOs for decisions made today that may not produce immediate or short-term results, but are intended to have a positive long-term effect.
•Align executive and stockholder interests. The Compensation Committee believes that the use of equity compensation, including the use of PRSUs as a key component of executive compensation, is a valuable tool for aligning the interests of our NEOs with those of our stockholders and to reward actions that demonstrate long-term vision.
•Set compensation levels that are competitive to attract, motivate, and reward the highest quality individuals to contribute to our goals and overall financial success. By keeping compensation competitive during times of growth as well as contraction, the Compensation Committee attempts to retain executives through the phases of the home building market cycle.
•Retain executives and encourage continued service. It is important that we concentrate on retaining and developing the capabilities of our current leaders and emerging leaders to ensure that we continue to have an appropriate depth of executive talent.
•Use pay practices that support good governance.
◦We employ our NEOs at will and do not enter into individualized employment agreements.
◦We regularly engage with stockholders to receive input on executive compensation matters.
◦We do not provide excise tax gross-ups.
◦We do not provide guaranteed incentive payments.
◦Perquisites are limited, and we do not provide tax gross ups on perquisites.
◦Incentive compensation, including stock-based compensation, is subject to a clawback policy.
◦Incentive awards are subject to individual caps.
◦Equity awards granted since December 2019 include double-trigger vesting protections.
◦Our Omnibus Incentive Plan prohibits option repricing without stockholder approval.
◦We have policies that prohibit NEOs from hedging and pledging Company shares.
◦We have stock ownership guidelines under which our NEOs are expected to acquire and hold a meaningful level of stock ownership in the Company.
◦We have an independent Compensation Committee consultant.

Consideration of Say on Pay Results
Our executive compensation program has consistently received strong support from our stockholders. See "Proposal Three—Advisory and Non-Binding Vote on Executive Compensation (Say on Pay)" on page 15 for the results of our annual Say on Pay votes held in the past five years. We conduct an annual outreach to our largest stockholders and proxy advisory firms to receive feedback regarding our executive compensation program. During fiscal 2021 and 2022, this effort included access to both management and, in certain instances, our Compensation Committee chair, in order to better understand stockholder and other constituent views. Among other matters, we obtained feedback on the executive compensation design changes described below.
At our 2021 Annual Meeting of Stockholders, 98% of stockholders voting on our Say on Pay proposal voted in support of the compensation of our NEOs. The Compensation Committee viewed the results of our 2021 Say on Pay vote as an affirmation by our stockholders of the Company's executive compensation program.
The Compensation Committee continually assesses the effectiveness of our executive compensation program and from time to time makes changes - taking into account the business environment in which the Company operates and other factors impacting the Company, developments in pay practices, discussions with stockholders and other factors it deems appropriate.
Fiscal 2021 Design Changes
For fiscal 2021, the Compensation Committee approved the following significant changes to the design of the Company's executive compensation program:
•Change in performance metrics included in the long-term incentive compensation program. Beginning with equity awards granted in December 2020, the performance metrics used in the long-term incentive compensation program consist of three equally weighted metrics: the Units Metric, the Margin Metric and the ROE Metric, each of which is more fully described on page 34. In selecting these performance metrics, the Compensation Committee determined that the existing Units and Margin Metrics were effective vehicles in incentivizing management to profitably grow the Company's core home building business at suitable gross margins. Previously, the PTI Metric was also used as a component of the long-term incentive compensation program. However, the Compensation Committee decided to remove the PTI Metric because it is used as the primary metric in determining performance under the annual incentive bonus program. In addition, the Compensation Committee replaced relative TSR as a performance metric with the ROE Metric. In doing so, the Compensation Committee determined that management is better positioned to influence the Company's return on equity and that the adoption of the ROE Metric will better align management and stockholder interests in generating strong returns and increasing capital efficiency.
•Change in mix of equity awards. Beginning with equity awards granted in December 2020, equity awards in the long-term incentive compensation program consist 50% of RSUs and 50% of PRSUs. In addition to better aligning the design of our long-term incentive compensation program with that of our peers, the Compensation Committee believes that this mix strikes the right balance between performance-based awards and service-based awards while maintaining a strong link between executive compensation and the returns experienced by our stockholders.
Fiscal 2022 Design Changes
The Compensation Committee did not make any significant design changes to the Company's executive compensation program for fiscal 2022.

FISCAL 2021 COMPENSATION DECISIONS
Cash Compensation Decisions
Base Salary
When establishing annual base salaries, the Compensation Committee takes into account each NEO’s performance, considering their role and responsibilities and, to the extent useful, the range of compensation of comparable executives within our primary peer group. The Compensation Committee believes that its compensation objectives are more effectively met when most of an executive’s compensation package is composed of at-risk performance-based annual incentive bonuses and long-term incentive compensation, rather than fixed compensation such as base salaries.
2021 Salaries. In early fiscal 2021, the Compensation Committee determined that, for calendar year 2021, the base salary for Mr. Yearley would be increased to $1,150,000. The increase in the base salary for Mr. Yearley for calendar year 2021 was based on a review of peer salaries and consideration of Mr. Yearley's performance in fiscal 2020. The Compensation Committee determined that the base salaries for Messrs. Connor and Boyd would remain unchanged for calendar 2021, and Mr. Parahus' annual base salary would be increased to $875,000, reflecting his significant contributions to the Company's operational performance in fiscal 2020 and more closely aligning the salaries of the Co-Chief Operating Officers.
2022 Salaries. In early fiscal 2022, the Compensation Committee determined that, for calendar year 2022, the base salary for Mr. Yearley would be increased to $1,200,000 and the base salaries for Messrs. Connor and Parahus would be increased to $1,025,000 and $1,000,000, respectively. These increases were based on a review of peer salaries and consideration of fiscal 2021 performance and, in the case of Mr. Parahus, in consideration of his promotion to the role of President and Chief Operating Officer.

	Calendar 2022 Salary	Calendar 2021 Salary	Calendar 2020 Salary

Douglas C. Yearley, Jr.	$1,200,000	$1,150,000	$1,100,000
James W. Boyd	NA	$1,000,000	$1,000,000
Martin P. Connor	$1,025,000	$1,000,000	$1,000,000
Robert Parahus	$1,000,000	$875,000	$850,000
Incentive Awards
Fiscal 2021 Performance Targets
In setting performance metric target levels for both the annual incentive bonus and for long-term incentive compensation awards, at the beginning of each fiscal year, the Compensation Committee considers the Company's forecasted results and historical performance, economic and industry conditions, and the level of performance required by our NEOs to deliver against target levels, with the goal of appropriately aligning payout opportunities with performance expectations.
At the outset of fiscal 2021 when the Compensation Committee approved the performance metrics applicable to short-term and long-term incentive awards for the fiscal year, the home building industry was experiencing a resurgence in demand following the steep decline resulting from the onset of the COVID-19 pandemic. However, there remained significant uncertainty regarding the extent to which and how long the pandemic and related government directives, actions and economic relief efforts would disrupt the U.S. economy and levels of employment, capital markets, secondary mortgage markets, consumer confidence, demand for homes and the availability of mortgage loans to homebuyers. Within this context, the Compensation Committee approved target performance metrics that it considered challenging yet achievable.

Fiscal 2021 Annual Incentive Bonus
Based on the Compensation Committee's review of the fiscal year 2020 performance of each executive and a review of each executive's annual incentive bonus opportunity relative to peers, for fiscal 2021, the Compensation Committee approved increases in the total target bonus opportunities for each NEO. The total target bonus opportunity for fiscal 2021 was $4,000,000 for Mr. Yearley, $1,335,000 for Mr. Connor, $1,275,000 for Mr. Boyd and $1,200,000 for Mr. Parahus. Payout of 70% of the bonus was targeted to achievement of the formulaic PTI Metric target described below. The remaining 30% of the bonus was to be determined based on the Compensation Committee's qualitative assessment of individual and Company performance for fiscal 2021.
As detailed below, based on the formulaic results and qualitative assessment, the total annual bonuses paid to Messrs. Yearley, Connor and Parahus for fiscal 2021 were 135% of their respective targets and the total for Mr. Boyd was 150% of his target.
Formulaic Bonus Component. The Compensation Committee met in early fiscal 2022 and certified that the PTI Metric was achieved at 131.4% of target for fiscal 2021 performance, as set forth in the table below.

	2021 Annual Incentive Bonus Formulaic Bonus Component
	Minimum (80%)	Target (100%)	Maximum (120%)	Actual

PTI Metric(1):	$707,777,600	$884,722,000	$1,061,666,400	$1,162,409,000

(1)    The PTI Metric is calculated in accordance with U.S. generally accepted accounting principles, subject to the exclusions listed below to the extent not budgeted, disclosed in a press release or conference call. These exclusion categories were approved by the Compensation Committee on the date the annual incentive bonus award was approved by the Compensation Committee:
•Restructuring and severance costs pursuant to a plan approved by the Board, CEO and/or Chief Operating Officers;
•Gains or losses from litigation or claims, natural disasters, or terrorism;
•Effect of changes in laws, regulations, or accounting principles;
•The gain or loss from the sale or discontinuance of a business segment, division, or unit and the corresponding budgeted, unrecognized pre-tax income and margin for this business segment, division, or unit.
The following exclusion categories, to the extent not budgeted, were also approved by the Compensation Committee on the approval date:
•Write-down or impairment of assets or joint venture investments;
•Stock-based compensation overages or underages;
•Expense of an acquisition; and
•Gains or losses from derivative transactions or the early retirement of debt.

    Based on the performance level achieved at 131.4% of the PTI Metric target, the formulaic component of the annual incentive bonus for fiscal 2021 for each NEO was earned at 150% of targeted award amounts, as follows:

	Target Formulaic Bonus Component Amount	Actual Formulaic Bonus Component Award

Douglas C. Yearley, Jr.	$2,800,000	$4,200,000
James W. Boyd	$892,500	$1,338,750
Martin P. Connor	$934,500	$1,401,750
Robert Parahus	$840,000	$1,260,000

Qualitative Assessment Bonus Component. In its qualitative evaluation of performance for fiscal 2021, the Compensation Committee considered the performance of each NEO during a year in which we continued to experience challenges from the ongoing impacts of the COVID-19 pandemic, including significant supply chain and labor disruptions. In assessing performance, the Compensation Committee considered the significant financial accomplishments of the Company during the year, including record revenues, earnings and new home contracts. It also considered that the Company made substantial progress executing on its strategic goals by expanding into several new markets, continuing to improve margins and the home buyer experience through, among other things, optimization of our building plans and design studio selections, and by improving the capital efficiency of our land acquisition process by increasing the percentage of land that we option versus own. The Compensation Committee also considered the fact that the Company's financial performance in fiscal 2021 resulted in the maximum payout under the formulaic portion of the annual incentive award for each NEO. It therefore determined that a payout of 135% of the targeted total award was appropriate for Messrs. Yearley, Connor and Parahus. Accordingly, it used its judgment to approve the payout of the qualitative portion of the annual incentive award at 100% of target for these individuals. For Mr. Boyd, the qualitative portion of the award was approved at 150% in recognition of the significant contributions he has made to the Company over his thirty years of service, as well as his contributions to the successful transition of his responsibilities as Co-Chief Operating Officer to Mr. Parahus. Accordingly, the Compensation Committee approved the amounts set forth in the table below in respect of the qualitative portion of the fiscal 2021 annual incentive bonus.

	Target Qualitative Assessment Bonus Component Amount	Actual Qualitative Assessment Bonus Component Award

Douglas C. Yearley, Jr.	$1,200,000	$1,200,000
James W. Boyd	$382,500	$573,750
Martin P. Connor	$400,500	$400,500
Robert Parahus	$360,000	$360,000
Total Fiscal 2021 Cash Compensation
Total cash compensation (base salary and annual incentive bonus) paid to or earned by our NEOs for fiscal 2021 is set forth below.

	Base Salary	Annual Incentive Bonus	Total Cash Compensation

Douglas C. Yearley, Jr. (1)	$1,140,385	$5,400,000	$6,540,385
James W. Boyd	$1,000,000	$1,912,500	$2,912,500
Martin P. Connor	$1,000,000	$1,802,250	$2,802,250
Robert Parahus	$870,192	$1,620,000	$2,490,192
(1)    Reflects base salary earned during fiscal 2021. Base salary is paid on a calendar year basis. Mr. Yearley's annual base salary was increased to $1,150,000 effective January 1, 2021.
Fiscal 2021 Long-Term Incentive Compensation
The design and structure of our long-term incentive compensation program is reviewed annually to ensure that it is appropriate for the size and scope of the Company. In fiscal 2021, the Compensation Committee awarded equity compensation to the NEOs in the form of RSUs and PRSUs based on a fixed-dollar approach. For awards granted in fiscal 2021 to each NEO, the mix of equity awards was fixed at 50% RSUs and 50% PRSUs. Based on the Compensation Committee's review of the fiscal year 2020 performance of each executive and a review of each executive's equity grants relative to peers, for fiscal 2021, the Compensation Committee approved increases in the targeted grant date value of equity awards (disregarding the impact of a liquidity discount for post-vesting transfer restrictions applicable to retirement eligible employees) for each of Messrs. Yearley, Boyd and Parahus.

As it has done in the past, for fiscal 2021, the Compensation Committee continued to include a one-year performance period for awards of Ops PRSUs, although the awards generally vest on a pro-rata basis over four years and shares underlying the award are delivered at the end of such period, subject to continued service. The Compensation Committee believes that a one-year performance period is appropriate for these awards due to the cyclical nature of the residential home building industry and the challenges inherent in making long-term forecasts. A one-year performance period also provides executives a clear line of sight linking pay and performance. ROE PRSUs vest and shares underlying such awards are delivered at the end of the three-year performance period.
In fiscal 2021, all equity awards for our NEOs, and substantially all those for other employees and our non-executive directors, were granted on December 21, 2020. By practice, the grant date selected for our annual equity award is in the last 15 days of December, which follows our release of fourth quarter and full year earnings (generally in the first week of December). The specific date that is chosen is a date on which we believe it is unlikely that data will be released that will significantly impact the home building industry.
Fiscal 2021 Performance Based RSUs
In fiscal 2021, the Compensation Committee approved the grant to each NEO of PRSUs consisting of Ops PRSUs (2/3 of the award), and ROE PRSUs (1/3 of the award).
Fiscal 2021 Ops PRSU Performance Metrics
Ops PRSUs are designed to align NEO compensation with the achievement of pre-established growth and profitability goals and accomplish this through the following operational performance metrics.
•Units Metric, which measures the number of homes that are delivered to home buyers during the fiscal year and is a measure of our ability to grow our core business; and
•Margin Metric, which measures the gross margin of our home building operations and reflects our ability to profitably and efficiently execute on this core business.
As noted above, for fiscal 2021, the Compensation Committee adjusted the performance metrics to eliminate the PTI Metric as an element of the long-term incentive compensation program. However, it remains the performance metric used in our annual incentive compensation program.
When considering appropriate performance metric targets at the beginning of fiscal 2021, the Compensation Committee considered a variety of factors, including forecasted results and historical performance, economic and industry conditions, and the level of performance required by our NEOs to deliver against target levels, with the goal of appropriately aligning payout opportunities with performance expectations. The targets were intended to continue incentivizing management to profitably grow the business and took into account the Company's 2020 fiscal year-end backlog as well as its strategic focus on expanding its geographic footprint and diversifying its product lines and price points.

	Ops PRSU Metric(1) Performance Compared to Target
	Target	Actual	% of Target

Units Metric	9,900	9,986	100.87%
Margin Metric (2)	24.50%	24.99%	102.00%

(1)    Each performance metric had a threshold level that, if achieved, would earn 75% of the Ops PRSUs allocated to that metric; a target level that, if achieved, would earn 100% of the Ops PRSUs allocated to that metric; and a maximum level that, if achieved, would earn 150% of the Ops PRSUs allocated to that metric. To the extent that actual performance results fell between these levels, the Ops PRSUs earned would be determined by linear interpolation between those levels. If the minimum threshold performance level of 80% of target performance was not achieved for any individual metric, none of the Ops PRSUs would have been earned for that metric.

(2)    The Margin Metric is calculated in accordance with U.S. generally accepted accounting principles (revenue and cost of home sales revenues), subject to certain exclusions. The exclusions consist of the items listed below to the extent not budgeted, disclosed in a press release or conference call and to the extent included in cost of home sales revenues. These exclusion categories were approved by the Compensation Committee on the grant date of the award:
•Restructuring and severance costs pursuant to a plan approved by the Board, CEO and/or Chief Operating Officers;
•Gains or losses from litigation or claims, natural disasters, or terrorism;
•Effect of changes in laws, regulations, or accounting principles; and
•The gain or loss from the sale or discontinuance of a business segment, division, or unit and the corresponding budgeted, unrecognized pre-tax income and margin for this business segment, division, or unit.
The following exclusion categories, to the extent not budgeted, were also approved by the Compensation Committee on the grant date:
•Write-down or impairment of assets or joint venture investments;
•Stock-based compensation overages or underages;
•Expense of an acquisition;
•Gains or losses from derivative transactions or the early retirement of debt; and
•Interest expense in home sales cost of revenues.

Based on fiscal 2021 performance, the Compensation Committee certified that the blended average percentage of target shares earned for these metrics was 103.6% of target. One-fourth of the earned 2021 Ops PRSUs vested on December 21, 2021, the first anniversary of the grant date, and the remaining three-fourths are subject to service-based vesting over the next three anniversaries of the grant date. No shares will be delivered until the fourth anniversary of the grant date.
The Compensation Committee believes that it has set Ops PRSU performance targets at levels that have incentivized our NEOs to grow the Company while maintaining an appropriate focus on profitability. Historical performance for the Ops PRSU performance metrics are set forth below.

	Historical Ops PRSU Performance Achievement as a % of Target
	PTI Metric	Margin Metric	Units Metric

2021 Ops PRSUs	NA	102.00%	100.87%
2020 Ops PRSUs	91.14%	97.95%	95.46%
2019 Ops PRSUs	99.82%	97.91%	105.29%
ROE PRSUs
Beginning in December 2020, the Compensation Committee approved the grant of ROE PRSUs and discontinued the use of TSR PRSUs as part of the long-term incentive compensation awards of our NEOs. ROE PRSUs are calculated by dividing the Company's average GAAP net income over a three-year period by the Company's average GAAP stockholder's equity over the same timeframe, with vesting and settlement of the awards occurring upon the conclusion of the three-year performance period. Following the conclusion of the performance period, the number of ROE PRSUs earned is determined by comparing actual results to targeted performance. If target performance is achieved, 100% of shares granted are earned. If the minimum threshold performance level of 80% of target performance is achieved, 75% of the shares granted would be earned (and no ROE PRSUs are earned below the 80% threshold level). If 120% or more of targeted performance is achieved, a maximum of 150% of shares granted may be earned. To the extent that actual performance results fall between these levels, ROE PRSUs are earned based on a linear interpolation between those levels.
Terms Applicable to All PRSUs
All PRSUs earn dividend equivalents at the same time and in the same amount as dividends paid on the Company’s common stock; dividend equivalents are subject to the same vesting, settlement, and other terms and conditions as the PRSUs to which the dividend equivalents relate. Shares subject to PRSUs held by an NEO fully vest and all restrictions immediately lapse upon an NEO’s termination of employment due to death or disability. In addition, all shares subject to PRSUs granted prior to December 2019 fully vest and all restrictions lapse upon a change of control of the Company. Starting with awards granted in December 2019, PRSUs will vest in connection with a change of control of the Company only if there is an actual or constructive termination of the executive (i.e., a "double trigger") within the time periods set forth in the applicable award agreement. Awards granted between December 2016 and November 2019 will continue to vest upon qualified retirement following ten years of service. Starting in December 2019, retirement is defined as a voluntary resignation after achieving either (i) age fifty-eight and ten years of service or (ii) age sixty-two and five years of service, and an award will continue to vest upon such a qualifying retirement. All vested and unvested PRSUs are subject to forfeiture in the event that, after the NEO retires or otherwise leaves the Company, the NEO breaches certain post-termination covenants. See “Potential Payments upon Termination or Change of Control” on page 58.
Terms Applicable to Service-Based RSUs
All RSUs earn dividend equivalents at the same time and in the same amount as dividends paid on the Company’s common stock; dividend equivalents are subject to the same vesting, settlement, and other terms and conditions as the RSUs to which the dividend equivalents relate. RSUs granted to our NEOs generally vest in equal annual installments over a four-year period beginning on or about the first anniversary of the grant date. Although the awards vest over a four-year period, shares underlying vested RSUs generally are not delivered until the fourth anniversary of the grant date. For RSUs granted prior to December 2019, in the event of an executive's death, disability or retirement after age 62 with at least ten years of service, RSUs will continue to vest following such event. Starting in December 2019, retirement is defined as a voluntary resignation after achieving either (i) age 58 and ten years of service or (ii) age 62 and five years of service, and an RSU will continue to vest upon such a qualifying retirement. RSUs granted prior to December 2019 generally vest upon the occurrence of a change of control of the Company, while RSUs granted on or after December 2019 are "double trigger" as described above. All vested and unvested RSUs granted to NEOs are subject to forfeiture in the event that, after the NEO retires or otherwise leaves the Company, the NEO breaches certain post-termination covenants. See “Potential Payments upon Termination or Change of Control” on page 58.

COMPENSATION FRAMEWORK
Compensation Decision-Making Process
Compensation Decision-Making Timeline
The Compensation Committee reviews and determines base salary, annual incentive bonuses, and long-term incentive compensation, as well as benefits and perquisites, on an annual basis. For compensation relating to fiscal 2021, the primary steps taken by the Compensation Committee to establish and award compensation to our NEOs were as follows:

Compensation Committee Action Taken

Fiscal 2021

December 2020	Reviewed compensation levels for each executive officer. Set base salaries and incentive compensation opportunity levels for the NEOs. Set performance goals for fiscal 2021 annual incentive bonus and PRSU awards and fixed target value and number of fiscal 2021 PRSU awards for NEOs

June 2021	Reviewed fiscal 2020 NEO compensation compared to our peers
Reviewed 2020 Say on Pay voting results for the Company as well as peers
Reviewed the year-to-date performance of the Company compared to peers and relative to fiscal 2021 incentive compensation performance metrics
Reviewed a market assessment of peer company pay practices and performance metrics utilized by peers in their incentive compensation programs
Preliminary consideration of whether any significant design changes to the executive compensation program were advisable for fiscal 2022
Consulted with the independent compensation consultant regarding home building and broader industry trends in executive compensation

Fiscal 2022

November 2021	Reviewed market assessment prepared by the independent compensation consultant of Company fiscal 2021 NEO projected pay versus projected Company fiscal 2021 performance compared to our peer group
Began engagement of our largest stockholders and proxy advisory firms to gain their input on, among other things, our executive compensation program
Determined no significant changes to the design of the executive compensation program were warranted
Preliminary review of individual NEO and Company performance during fiscal 2021

December 2021	Reviewed fiscal 2021 performance goals and certified the level of performance attained for the annual incentive bonus and PRSU payouts
Final assessment of individual NEO and Company performance for fiscal 2021
Reviewed tally sheets and approved fiscal 2021 annual incentive bonuses for the NEOs

Performance Assessment Process
Throughout the fiscal year, the full Board monitored our financial performance in relation to our recent historical performance, our forecasted results and in relation to our peers. The Compensation Committee also reviewed and considered our financial performance during the fiscal year, and individual performance when making final fiscal 2021 compensation decisions at the beginning of fiscal 2022. As part of its evaluation of individual performance, the Compensation Committee considered the contributions of each NEO to the Company's achievements during fiscal 2021 as described above on page 31.
Participation by Management
The Compensation Committee worked with management to establish its meeting agendas and determine meeting participants. Throughout the year, the Compensation Committee requested information from management and the Compensation Committee’s independent compensation consultant, including information about projected results for fiscal 2021 and the compensation practices and financial performance of other companies in the home building and other industries. Our CEO and Chief Financial Officer attended certain meetings of the Compensation Committee in order to provide information and answer questions regarding the Company’s strategic objectives, financial performance and, in the case of the CEO, to provide input on the performance of the other NEOs during the year. Our other NEOs were also available to Compensation Committee members and to attend Compensation Committee meetings upon request. Our CEO submitted recommendations to the Compensation Committee regarding salary, bonus, equity compensation, and overall compensation levels for the other NEOs for both fiscal 2021 and fiscal 2022. The Compensation Committee, after consideration of all of these inputs, determined actual compensation levels for each NEO.
Use of Independent Compensation Consultant
The Compensation Committee engaged Compensation Advisory Partners LLC (“CAP”) to serve as its independent compensation consultant for fiscal 2021. CAP received instructions from, and reported to, the Compensation Committee on an independent basis.
The Compensation Committee requested CAP’s advice on a variety of matters, such as the amount and form of executive compensation, compensation strategy, market comparisons, pay and performance alignment versus industry peers, compensation levels for peers, executive pay trends (including with respect to performance metrics based on ESG factors), compensation best practices, compensation-related regulatory developments, and potential compensation plan designs and modifications. The Compensation Committee consulted with CAP, both with and without management, on several occasions during fiscal 2021, and also in early fiscal 2022 with respect to compensation decisions for fiscal 2021 performance. During fiscal 2021, CAP did not provide any services to the Company or its affiliates other than advising on executive compensation, as approved by the Compensation Committee.
The Compensation Committee conducts a formal evaluation of the independence of CAP annually in the first quarter of the fiscal year. Based on this review, the Compensation Committee did not identify any conflict of interest raised by the work CAP performed in fiscal 2021. When conducting this evaluation, the Compensation Committee took into consideration the factors set forth in Rule 10C-1 under the Exchange Act and the NYSE’s listing standards.
Market Comparisons
Although the Compensation Committee does not believe that it is appropriate to establish compensation levels based solely on market comparisons or industry practices, it believes that information regarding pay practices at other companies is useful in three respects. First, marketplace information is one of many factors considered in assessing the reasonableness of compensation. Second, our compensation practices must be generally competitive for executive talent in the home building industry and in the overall market. Third, marketplace information reflects emerging and changing components and forms of compensation. While the Compensation Committee considers peer compensation levels and practices when making its compensation decisions, it does not target compensation at any particular point within a range established by a comparison of the compensation levels of our peer companies.
For fiscal 2021, the Compensation Committee did not make any changes to the peer group, which was previously determined by identifying publicly-traded home builders with revenues above $3.0 billion. For fiscal 2021 the peer group consisted of the following companies:

Peer Group

D. R. Horton, Inc.	NVR, Inc.
KB Home	PulteGroup, Inc.
Lennar Corporation	Taylor Morrison Home Corporation
M. D. C. Holdings, Inc.	Tri Pointe Group, Inc.
Meritage Homes Corporation

Benefits and Perquisites
We provide all of our employees, including our NEOs, with specified employee benefits programs. These include the opportunity to save for retirement through the Toll Brothers 401(k) Savings Plan (the “401(k) Plan”) and various health and welfare benefit programs, including medical, dental, life insurance, and long-term disability insurance. These programs are intended to promote the health and financial security of our employees and are provided at competitive market levels to attract, retain, and reward employees. We share the cost of these programs with our employees and our NEOs participate in these programs on the same terms as our other employees.
The 401(k) Plan is a qualified retirement savings plan under the tax code. Participants in the 401(k) Plan may contribute a portion of their compensation, subject to IRS regulations and specified limitations applicable to “highly compensated employees,” as such term is defined in the tax code. We match a portion of each participant’s contribution and, in certain years, also made discretionary contributions to each active participant’s account. All of the NEOs were participants in the 401(k) Plan during fiscal 2021.
Supplemental Executive Retirement Plan
We also maintain a SERP, which provides retirement benefits to our NEOs. The SERP is intended to provide competitive retirement benefits, to protect against reductions in retirement benefits due to tax law limitations on qualified plans, and to encourage continued employment or service with the Company. For a discussion of the material terms of the SERP, see “Pension Benefits During Fiscal 2021—Supplemental Executive Retirement Plan” on page 56.
The Compensation Committee did not increase the SERP annual benefit payment amounts to our NEOs in fiscal 2021. However, in connection with Mr. Parahus' promotion to the role of sole President and Chief Operating Officer, his annual benefit was increased to $145,000 in November 2021. The annual benefit amounts to our NEOs under the SERP as of the end of fiscal 2021 are set forth in the table under “Pension Benefits During Fiscal 2021—Supplemental Executive Retirement Plan” on page 56.
Executive Severance Plan
The Company maintains the Toll Brothers, Inc. Executive Severance Plan (the "Severance Plan"), which provides certain cash severance benefits to eligible employees of the Company who experience a “covered termination” of employment, both in the context of a “change of control” transaction and otherwise. A “covered termination” under the Severance Plan means a participant’s employment is terminated by the Company without “cause” or the participant resigns with “good reason,” in each case as described below, and subject to the limitations described therein.

Under the terms of the Severance Plan, “Cause” includes a participant’s (i) substantial failure or refusal to perform the duties or responsibilities of his job, (ii) material violation of any fiduciary duty, (iii) conviction of (including a plea of nolo contendere) a felony, (iv) conviction of (including a plea of nolo contendere) a misdemeanor which involves dishonesty, fraud or morally repugnant behavior, (v) dishonesty, (vi) theft, (vii) material violation of Company rules or policy, or (viii) other egregious or morally repugnant conduct that has, or could have, a serious and detrimental impact on the Company. “Good Reason” includes (i) a material diminution in the participant’s authorities, duties, job responsibilities, status or reporting relationships, (ii) (A) a reduction in base salary or target bonus opportunity, (B) failure to pay base salary or the applicable bonus when due, or (C) for the two-year period following a change of control, a reduction in equity compensation opportunity, (iii) the relocation of the principal place of employment by more than fifty miles, (iv) the material breach of an existing agreement between the participant and the Company, or (v) the failure of any purchaser to assume any agreement between the participant and the Company.
If a participant, including each of our NEOs, experiences a “covered termination” not in connection with a change of control of the Company (as defined in the Severance Plan), the Company will provide certain severance payments and benefits, subject to the participant’s continued compliance with the Non-Interference Agreement, as described below, and the execution and non-revocation of a release of claims. For our NEOs, these payments and benefits are as follows: (i) an amount equal to 1.5 times (2.0 times for the CEO) the sum of the participant’s annual base salary and target annual incentive bonus, (ii) a prorated annual incentive bonus for the year of termination of employment based on actual performance, (iii) an amount equal to 18 months (24 months for the CEO) of the participant’s monthly COBRA premium for continued health insurance coverage, and (iv) reasonable outplacement services for a period corresponding to the time period that is the lesser of (x) 18 months (24 months for the CEO) and (y) the period beginning on the date of the covered termination and ending on the two-year anniversary of the covered termination.
If a participant experiences a “covered termination” within two years after the occurrence of a change of control of the Company or within six months prior to a change of control of the Company, and such termination is reasonably demonstrated to be in connection with or in anticipation of a change of control or is at the request of a third party who has reasonably calculated or intended to effect a change of control of the Company, the Company will provide the participant with certain severance payments and benefits, subject to his or her continued compliance with the Non-Interference Agreement and the execution and non-revocation of a release of claims. For our continuing NEOs, these payments and benefits are as follows: (i) an amount equal to 2.0 times (2.5 times for the CEO) the sum of the participant’s annual base salary and target annual incentive bonus, (ii) a prorated target annual incentive bonus for the year of termination of employment, (iii) an amount equal to 24 months (30 months for the CEO) of the participant’s monthly COBRA premium for continued health insurance coverage, and (iv) reasonable outplacement services for a period equal to the lesser of (x) 24 months (30 months for the CEO) or (y) the period beginning on the date of the covered termination and ending on the two-year anniversary of the covered termination.
Participants who receive severance benefits under the Severance Plan will be bound by certain restrictive covenants in favor of the Company, including the confidentiality, non-disparagement, non-competition and non-solicitation covenants included in the Non-Interference Agreement attached to the Severance Plan. Pursuant to the Non-Interference Agreement (which each NEO has executed), each executive officer of the Company is subject to non-compete and non-solicitation periods of one year following the executive officer's termination of employment for any reason. The Severance Plan also provides that if payments and benefits provided to the participant would constitute an “excess parachute payment” for purposes of Section 280G of the tax code, the participant will either have his or her payments and benefits reduced to the highest amount that could be paid without triggering Section 280G or receive the after-tax amount of his or her payment and benefits, whichever results in the greater after-tax benefit, taking into account the excise tax imposed under Section 4999 of the tax code and any applicable federal, state and local taxes.

The severance benefits available to our NEOs under the Severance Plan as of the end of fiscal 2021 are set forth in the tables under “Potential Payments upon Termination or Change of Control” beginning on page 60.
Deferred Compensation Plan
The Toll Bros., Inc. Nonqualified Deferred Compensation Plan (the “Deferred Compensation Plan” or "DCP") was designed to enable certain management and highly compensated employees, including our NEOs, to defer a portion of their annual cash compensation. The Deferred Compensation Plan was frozen with respect to compensation earned after December 31, 2011. However, in December 2014, the Company amended and restated the Deferred Compensation Plan (as amended, the "2015 Plan") to enable employees to defer a portion of their annual cash compensation starting on January 1, 2015. Messrs. Yearley, Connor and Parahus were participants in the 2015 Plan during fiscal 2021.
Amounts deferred prior to January 1, 2015, which are not re-deferred under the 2015 Plan, continue to be governed by the terms of the Deferred Compensation Plan in effect prior to January 1, 2015. Mr. Parahus is the only NEO who participated in the Deferred Compensation Plan prior to January 1, 2015. We have the right under the 2015 Plan to make discretionary contributions for the benefit of any participant in the 2015 Plan. We did not make discretionary contributions to any NEO under the 2015 Plan in fiscal 2021.
Interest earned during fiscal 2021 on NEO deferred compensation that is considered above-market interest under SEC rules is included in the amount reported under “Change in Pension Value and Nonqualified Deferred Compensation Earnings” in the Summary Compensation Table on page 51, and further information about NEO deferred compensation is contained in the Nonqualified Deferred Compensation During Fiscal 2021 table on page 57.
Perquisites
Perquisites, which included auto and gas allowances, insurance, and tax and financial statement preparation assistance, as more fully described in the footnotes to the Summary Compensation Table on page 51, did not constitute a material portion of the compensation paid to our NEOs for fiscal 2021. We provide our NEOs with limited perquisites and personal benefits that the Compensation Committee believes are reasonable and consistent with our executive compensation philosophy and objectives, and we do not provide tax gross ups on perquisites. Each fiscal year, the Compensation Committee reviews and approves those perquisites that are provided to our NEOs.
Other Compensation Practices and Policies
Employment Agreements, Severance Payments and Change of Control Provisions
We employ our NEOs at will and do not have individualized employment agreements. As described above, we maintain a Severance Plan that provides for cash severance payments and other benefits to certain eligible employees of the Company, including our NEOs, who experience a termination of employment under certain conditions. For a description of the severance benefits available under the Severance Plan to our NEOs, see "Benefits and Perquisites - Executive Severance Plan" on page 45 and "Potential Payments upon Termination or Change of Control" on page 58.
In addition, our outstanding equity award agreements and the SERP include provisions relating to the occurrence of a change of control of the Company. Under our Omnibus Incentive Plan, if there is a change of control of the Company (as defined in the Omnibus Incentive Plan), outstanding stock options and RSUs (in each case awarded prior to December 2019), deferred cash, or other plan awards will generally immediately vest, and any applicable restrictions will immediately lapse. Equity awards granted in December 2019 and thereafter are subject to "double trigger" accelerated vesting as described above. Under the SERP, if there is a change of control of the Company (as defined under the SERP), all participants become fully vested in their SERP benefits and become eligible for a lump sum payout. See “Potential Payments upon Termination or Change of Control” on page 58.

Stock Ownership Guidelines
We maintain Stock Ownership Guidelines ("Guidelines") pursuant to which our executive officers and non-employee directors are expected to acquire a meaningful level of stock ownership in the Company to further align their interests with those of our stockholders. Under the Guidelines, the executive officers and non-employee directors are expected to own shares equivalent in value to a multiple of his or her base salary or annual base cash retainer, as set forth below:

Position	Multiple

Chairman and CEO	6.0 x base salary
Other Executive Officers	3.0 x base salary
Directors	5.0 x annual base cash retainer
Executive officers and directors are expected to achieve compliance with these levels of ownership within five years from the date he or she assumes the position of executive officer or director, and may not sell net shares of stock received upon the exercise of stock options (that is, shares other than those sold to pay withholding taxes, brokerage fees, and the exercise price) or shares of stock received upon vesting of other equity awards, unless and until he or she has met these required levels of ownership. In connection with any increase to the Guidelines, executive officers and directors are given additional time commensurate with the increase in the multiple applicable to him or her to achieve compliance with the increased Guidelines.
On an annual basis, the Governance Committee reviews adherence to the Guidelines. For purposes of the Guidelines, the following are included as “owned”:
•shares of stock owned by the executive officer or director, including shares held in a trust controlled by the executive officer or director, by a spouse or by minor children that are deemed beneficially owned by the executive officer or director under Rule 13d-3 under the Exchange Act;
•one-third of the shares underlying vested stock options that were “in the money” at the beginning of the fiscal year of review; and
•shares of stock underlying vested PRSUs, RSUs, and restricted stock awards, regardless of provisions relating to delivery.
Specifically excluded from ownership under the Guidelines as “owned” shares are any shares of stock or other equity-based awards which are pledged as collateral to a third party so long as such pledge remains in effect.
If an executive officer or director satisfies these Guidelines, they are generally deemed satisfied for subsequent annual review periods, regardless of decreases in the Company’s stock price as long as the executive officer or director continues to hold the shares originally included in determining compliance. At the time of the Governance Committee's annual review of adherence to the Guidelines in December 2021, the Governance Committee determined that each NEO and director had either met the minimum Guidelines, or were otherwise within the timeframe permitted to meet such levels, and were therefore in compliance with the Guidelines.
Hedging Policy
We have an insider trading policy that sets forth guidelines and restrictions applicable to employees’ transactions involving our stock. Among other things, this policy prohibits our employees from engaging in puts, calls, or similar options on our stock or in any derivative equity securities of the Company, or selling our stock short. In addition, this policy prohibits executive officers and directors from entering into hedging arrangements with respect to our equity securities that are designed to offset or reduce the risk of price fluctuations in the underlying security (such as covered calls, collars, or other transactions that sever the ultimate alignment with our stockholders’ interests).

Pledging Policy
We have a pledging policy that prohibits any pledging of the Company’s equity securities by executive officers and directors, with an exception for the Company's founder, Mr. Robert I. Toll, given his substantial ownership of the Company’s equity securities.
With respect to Mr. Toll, any increase in the aggregate number of shares of Company stock that he has pledged is prohibited under the policy except in situations, and on conditions, pre-approved by the Company’s Legal Department. Approvals will be based on the particular facts and circumstances of the request, including, but not limited to:
•the percentage of Mr. Toll's equity holdings that are currently pledged;
•the percentage of the Company’s outstanding class of equity securities represented by the number of securities of that class being pledged;
•the market value of the securities being pledged and the total market value of the Company’s outstanding equity securities;
•the historical trading volume of the Company’s equity securities; and
•any compelling needs of Mr. Toll justifying the pledge transaction under the circumstances.
The Legal Department's decisions are reviewed by the Governance Committee.
As a result of this policy, no executive officer or director, other than Mr. Toll, has Company shares that are pledged as of the date of this proxy statement. The number of shares pledged by Mr. Toll as of the Record Date represents 2.4% of the Company’s outstanding stock. Since adoption of the policy, the number of shares pledged by Mr. Toll has decreased by over 60%. The Governance Committee continues to monitor the shares pledged by Mr. Toll.
Clawback Policy
In January 2017, the Board adopted a policy regarding the recoupment of incentive compensation from executives in specified situations involving fraud or intentional misconduct. The policy provides that, subject to the discretion and approval of the Board, the Company will, to the extent permitted by governing law, in all appropriate cases as determined by the Board, require reimbursement and/or cancellation of any cash bonus or other incentive compensation subject to the policy, including vested and unvested stock-based compensation, awarded to an executive officer where all of the following factors are present: (a) the award was predicated upon the achievement of specified financial results that were subsequently the subject of a restatement, (b) in the Board’s view, the executive engaged in fraud or intentional misconduct that was a substantial contributing cause to the need for the restatement, and (c) a lower award would have been made to the executive based upon the restated financial results. Under this policy, the Board may seek to recover payments of incentive compensation if the financial results leading to the award of incentive compensation are subsequently the subject of a restatement. The Board may use its judgment in determining the amount to be recovered where the incentive compensation was awarded on a discretionary basis.
The Board intends to review and update the Company's clawback policy upon the finalization of applicable SEC rules.
Tax and Accounting Implications
When making decisions about executive compensation, the Compensation Committee considers both tax and accounting implications of the various elements of our compensation program, including the impact on our financial results and the dilutive impact to stockholders of various forms of compensation.

For equity compensation grants, ASC 718 requires us to recognize compensation expense for all share-based payment arrangements based upon the grant date fair value of those awards and period of vesting. The aggregate expense estimated to be recognized over the period of vesting is included in the Summary Compensation Table contained in this proxy statement as part of the NEOs’ total compensation in the fiscal year of the grant. This number, while required by the SEC rules and important for understanding the impact of granting equity on our financial statements, does not represent the value ultimately realized by the NEO.
COMPENSATION COMMITTEE REPORT
The Compensation Committee has reviewed and discussed with our management the Compensation Discussion and Analysis section of this proxy statement. Based on such review and discussion, the Compensation Committee has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference in the Annual Report on Form 10-K .
Respectfully submitted by the members of the Compensation Committee of the Board of Directors.
Carl B. Marbach (Chair)
Stephen F. East
Christine N. Garvey
John A. McLean
Wendell E. Pritchett

EXECUTIVE COMPENSATION TABLES
Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Stock Awards ($)(1)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(3)	All Other Compensation ($)(4)	Total ($)

Douglas C. Yearley, Jr.	2021	1,140,385	5,592,937	—	5,400,000	8,159	53,928	12,195,409
President and Chief Executive Officer	2020	1,060,769	5,328,994	—	3,300,000	298,357	35,902	10,024,022
	2019	1,041,667	4,545,620	1,471,226	3,122,457	519,322	43,913	10,744,205
James W. Boyd	2021	1,000,000	519,340	—	1,912,500	—	31,594	3,463,434
Executive Vice President and Co-Chief Operating Officer	2020	973,077	491,851	—	1,200,000	180,558	24,374	2,869,860

Martin P. Connor	2021	1,000,000	1,343,192	—	1,802,250	6,913	33,042	4,185,397
Chief Financial Officer	2020	973,077	1,448,060	—	1,200,000	249,461	24,638	3,895,236
	2019	1,000,000	1,164,373	376,855	1,133,611	422,754	32,816	4,130,409
Robert Parahus	2021	870,192	521,152	—	1,620,000	314,694	32,213	3,358,251
Executive Vice President and Co-Chief Operating Officer	2020	822,500	509,265	—	857,952	225,761	23,625	2,439,103

(1)These columns present the aggregate grant date fair value of RSUs, PRSUs and stock options in the indicated fiscal year, calculated in accordance with ASC 718 utilizing the assumptions discussed in Note 10 in the Notes to Consolidated Financial Statements in the Company's Annual Report on Form 10-K, excluding the effect of estimated forfeitures and including the impact of a liquidity discount for post-vesting transfer restrictions applicable to retirement eligible employees. The amounts shown in these columns do not reflect compensation actually received by the NEOs. The actual value, if any, that an NEO may realize from an award is contingent upon the satisfaction of the conditions to vesting in that award, including, for PRSUs, any applicable performance conditions, and, for stock options, upon the excess of the share price over the exercise price, if any, on the date the stock options are exercised. Thus, the value, if any, eventually realized by the NEOs is unlikely to equal amounts shown in these columns.
With respect to the PRSUs granted in fiscal 2021, the estimate of the grant date fair value determined in accordance with ASC 718 assumes the vesting of 100% of the PRSUs granted. Assuming the highest level of performance is achieved (which would result in the vesting of 150% of the PRSUs granted), the aggregate grant date fair value of the PRSUs included in the stock awards column above for fiscal 2021 would be: Mr. Yearley—$4,198,144; Mr. Boyd—$389,822; Mr. Connor—$1,009,800; and Mr. Parahus—$391,482. The actual performance achieved for fiscal 2021 resulted in 103.6% of the Ops PRSUs granted being earned, which awards remain subject to service-based vesting conditions.
(2)The annual incentive bonuses for each NEO for fiscal 2021 were earned based on performance relative to target bonus amounts established by the Compensation Committee at the outset of the fiscal year for PTI Metric performance (70% of bonus target) and a qualitative assessment of individual and Company performance (30% of bonus target) as more fully described under "Cash Compensation Decisions—Fiscal 2021 Annual Incentive Bonus" starting on page 38.
(3)The amounts in this column represent the increase in the actuarial present value of accumulated benefits under the SERP for each NEO and the amount of above-market interest earned on their respective balances, if applicable, in the Deferred Compensation Plan and the 2015 Plan. Mr. Boyd did not participate in the 2015 Plan during the fiscal years indicated in the table above. The amounts attributed to the increase or decrease in actuarial present value of SERP benefits and above-market interest on deferred compensation are as follows (see also the Pension Benefits During Fiscal 2021 table on page 56).

Name	Fiscal Year	Increase (Decrease) in Actuarial Present Value of Accumulated SERP Benefits ($)	Above-Market Interest Earned on Deferred Compensation ($)	Total ($)
Douglas C. Yearley, Jr.	2021	(91,108)	8,159	(82,949)
	2020	288,893	9,464	298,357
	2019	514,162	5,160	519,322
James W. Boyd	2021	(56,943)	—	(56,943)
	2020	180,558	—	180,558
Martin P. Connor	2021	(22,089)	6,913	(15,176)
	2020	245,030	4,431	249,461
	2019	421,859	895	422,754
Robert Parahus	2021	294,590	20,104	314,694
	2020	211,232	14,529	225,761
(4)    Fiscal 2021 “All Other Compensation” consists of:

	Douglas C. Yearley, Jr.	James W. Boyd	Martin P. Connor	Robert Parahus
Tax and financial statement preparation assistance	$15,484	$—	$—	$—
Company contribution to 401(k) Plan	14,123	13,142	14,104	14,104
Executive long-term disability insurance premiums	2,511	2,552	2,798	2,209
Auto and gas allowance	15,900	15,900	15,900	15,900
Non-business use of cars and drivers	5,910	—	240	—
Total	$53,928	$31,594	$33,042	$32,213

Grants of Plan-Based Awards During Fiscal 2021

			Estimated Possible Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards(3)			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exer- cise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(4)
Name/ Award Type	Grant Date	Action Date(1)	Thres- hold ($)	Target ($)(2)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Douglas C. Yearley, Jr.			(5)	4,000,000	6,000,000
Ops PRSUs	12/21/2020	12/9/2020				38,027	50,702	76,053				1,862,791
ROE PRSUs	12/21/2020	12/9/2020				19,013	25,351	38,027				935,959
RSUs	12/21/2020	12/9/2020							76,053			2,794,187
James W. Boyd			(5)	1,275,000	6,000,000
Ops PRSUs	12/21/2020	12/9/2020				3,531	4,708	7,062				172,972
ROE PRSUs	12/21/2020	12/9/2020				1,766	2,354	3,531				86,910
RSUs	12/21/2020	12/9/2020							7,062			259,458
Martin P. Connor			(5)	1,335,000	6,000,000
Ops PRSUs	12/21/2020	12/9/2020				9,044	12,059	18,089				446,665
ROE PRSUs	12/21/2020	12/9/2020				4,522	6,029	9,044				226,510
RSUs	12/21/2020	12/9/2020							18,089			670,017
Robert Parahus			(5)	1,200,000	6,000,000
Ops PRSUs	12/21/2020	12/9/2020				3,531	4,708	7,062				173,443
ROE PRSUs	12/21/2020	12/9/2020				1,766	2,354	3,531				87,545
RSUs	12/21/2020	12/9/2020							7,062			260,164

(1)The Compensation Committee met on December 9, 2020 to make final determinations for our NEOs with respect to equity award grants for fiscal 2021. All grants of equity compensation under our annual long-term incentive compensation program were made on December 21, 2020. Our equity award compensation practices are described under “Fiscal 2021 Long-Term Incentive Compensation” on page 39.
(2)The annual incentive bonuses for fiscal 2021 were earned based on actual performance relative to target bonus amounts established by the Compensation Committee on December 9, 2020 related to pre-tax income (70% of bonus amount) and its qualitative assessment of individual and Company performance (30% of bonus amount), as more fully described under “Fiscal 2021 Annual Incentive Bonus” on page 38.
(3)Reflects PRSUs the Compensation Committee awarded to our NEOs under the Omnibus Incentive Plan. PRSUs earn dividend equivalents at the same time and in the same amount as dividends paid on the Company’s common stock; dividend equivalents are subject to the same vesting, settlement, and other terms and conditions as the PRSUs to which the dividend equivalents relate. See “Fiscal 2021 Long-Term Incentive Compensation—Performance-Based RSUs” on page 40 for further information.
(4)Amount represents the aggregate grant date fair value of PRSUs and RSUs granted in fiscal 2021, calculated in accordance with ASC 718 utilizing the assumptions discussed in Note 10 in the Notes to Consolidated Financial Statements in the Company's Annual Report on Form 10-K. The calculation of these amounts disregards the estimate of forfeitures related to time-based vesting conditions and reflects a liquidity discount for post-vesting transfer restrictions applicable to retirement eligible employees. With respect to PRSUs, the estimate of the grant date fair value is determined in accordance with ASC 718 assuming the vesting of 100% of the PRSUs awarded.
(5)See "Fiscal 2021 Annual Incentive Bonus" on page 38. The formulaic portion of the annual incentive award had a threshold level that, if achieved, would earn 75% of target; a target level that, if achieved, would have earned 100% of target; and a maximum level that, if achieved, would have earned 150% of target. To the extent that actual performance results fell between these levels, the amount earned would have been determined by linear interpolation between those levels. If the minimum threshold performance level of 80% of target was not achieved, no amount would have been earned with respect to the formulaic portion of the award.

Outstanding Equity Awards at October 31, 2021

	Option Awards						Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable (13)	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(14)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(14)
Douglas C. Yearley, Jr.	12/17/2012	150,000			32.22	12/17/2022
	12/20/2013	159,000			35.16	12/20/2023
	12/19/2014	160,000			32.49	12/19/2024
	12/18/2015	137,584			32.85	12/18/2025
	12/20/2016	150,087			31.61	12/20/2026
	12/18/2017	60,263	20,088	(1)	47.84	12/18/2027	17,954	(3)	1,080,292
	12/20/2018	65,098	65,099	(2)	32.42	12/20/2028
	1/28/2019						50,636	(4)	3,046,768
	12/18/2019						60,606	(5)	3,646,663	39,071	(11)	2,350,902
	12/18/2019						37,016	(7)	2,227,253
	12/21/2020						52,520	(6)	3,160,128	38,027	(12)	2,288,085
	12/21/2020						76,053	(8)	4,576,109
James W. Boyd	12/19/2014	2,125			32.49	12/19/2024
	12/18/2015	6,000			32.85	12/18/2025
	12/18/2017						1,464	(9)	88,089
	12/20/2018						4,319	(10)	259,874
	12/18/2019						5,594	(5)	336,591	3,606	(11)	216,973
	12/18/2019						3,417	(7)	205,601
	12/21/2020						4,876	(6)	293,389	3,531	(12)	212,460
	12/21/2020						7,062	(8)	424,921
Martin P. Connor	12/20/2013	33,000			35.16	12/20/2023
	12/19/2014	34,000			32.49	12/19/2024
	12/18/2015	34,658			32.85	12/18/2025
	12/20/2016	37,673			31.61	12/20/2026
	12/18/2017	15,041	5,014	(1)	47.84	12/18/2027	4,481	(3)	269,622
	12/20/2018	16,675	16,675	(2)	32.42	12/20/2028
	1/28/2019						12,970	(4)	780,405
	12/18/2019						15,525	(5)	934,139	10,008	(11)	602,181
	12/18/2019						9,482	(7)	570,532
	12/21/2020						12,491	(6)	751,583	9,044	(12)	544,177
	12/21/2020						18,089	(8)	1,088,415
Robert Parahus	12/17/2012	3,750			32.22	12/17/2022
	12/20/2013	4,000			35.16	12/20/2023
	12/19/2014	4,250			32.49	12/19/2024
	12/18/2015	9,000			32.85	12/18/2025
	12/18/2017						1,307	(9)	78,642
	12/20/2018						3,856	(10)	232,016
	12/18/2019						5,594	(5)	336,591	3,606	(11)	216,973
	12/18/2019						3,417	(7)	205,601
	12/21/2020						4,876	(6)	293,389	3,531	(12)	212,460
	12/21/2020						7,062	(8)	424,921

Generally, unvested equity awards are canceled upon termination of employment with the Company, and the right to exercise vested stock options terminates within a specified period of time after termination of employment; however, under specified circumstances, such as retirement, death, disability, or a change of control, special vesting rules apply, as described below under "Potential Payments upon Termination or Change of Control."

(1)100% of these stock options vested on December 18, 2021.
(2)50% of these stock options vest on each of December 20, 2021 and 2022.
(3)100% of these earned Ops PRSUs (performance has been determined), vested on December 18, 2021.
(4)50% of these earned Ops PRSUs (performance has been determined) vest on each of January 28, 2022 and 2023.
(5)33.33% of these earned Ops PRSUs (performance has been determined) vest on each of December 18, 2021, 2022, and 2023.
(6)25% of these earned Ops PRSUs (performance has been determined) vest on each of December 21, 2021, 2022, 2023, and 2024.
(7)33.33% of these service-based RSUs vest on each of December 1, 2021, 2022, and 2023.
(8)25% of these service-based RSUs vest on each of December 1, 2021, 2022, 2023, and 2024.
(9)100% of these service-based RSUs vested on December 1, 2021.
(10)50% of these service-based RSUs vest on each of December 1, 2021 and 2022.
(11)100% of these unearned TSR PRSUs (performance has not been determined) vest on October 31, 2022. Based on TSR PRSU performance through October 31, 2021, amounts are shown assuming maximum number of shares (150% of target) are delivered.
(12)100% of these unearned ROE PRSUs (performance has not been determined) vest on October 31, 2023. Based on ROE PRSU performance through October 31, 2021, amounts are shown assuming maximum number of shares (150% of target) are delivered.
(13)Stock options that are reflected as fully exercisable vested in equal installments on the first four anniversaries of the grant date.
(14)Market value was calculated based on the closing price of the Company's common stock on the NYSE on October 29, 2021 of $60.17 per share.
Option Exercises and Stock Vested During Fiscal 2021

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)(2)	Value Realized on Vesting ($)(3)
Douglas C. Yearley, Jr.	—	—	97,573	4,669,300
James W. Boyd	—	—	8,759	403,311
Martin P. Connor	30,000	712,104	24,711	1,182,983
Robert Parahus	—	—	8,467	389,882

(1)“Value Realized on Exercise” equals the difference between the closing price of the Company's common stock on the NYSE on the various dates of exercise and the exercise price, multiplied by the number of shares of common stock acquired upon exercise of the stock options.
(2)With the exception of TSR PRSUs and ROE PRSUs, all RSUs, whether or not performance-based, generally vest in equal annual installments on or about the first four anniversaries of the grant date, with delivery of the shares underlying such RSUs deferred until the fourth anniversary (subject to a potential delay in delivery if required to comply with Section 409A of the tax code). Accordingly, the "Number of Shares Acquired on Vesting" for Messrs. Yearley and Connor includes (a) the portion of Ops PRSUs granted in fiscal 2017 that vested and were delivered on December 20, 2020, (b) the portion of Ops PRSUs granted in fiscal 2018 that vested on December 18, 2020 (which were delivered on December 18, 2021), (c) the portion of Ops PRSUs granted in fiscal 2019 that vested on January 28, 2021 (which are not scheduled to be delivered until January 28, 2023), (d) the portion of Ops PRSUs granted in fiscal 2020 that vested on December 18, 2020 (which are not scheduled to be delivered until December 18, 2023), (e) the portion of the RSUs granted in fiscal 2020 that vested on December 1, 2020 (which are not scheduled to be delivered until December 1, 2023). For Messrs. Boyd and Parahus, the amount includes (a) the portion of RSUs granted in fiscal 2017 that vested and were delivered on December 1, 2020, (b) the portion of RSUs granted in fiscal 2018 that vested on December 1, 2020 (which were delivered on December 1, 2021), (c) the portion of RSUs granted in fiscal 2019 that vested on December 1, 2020 (which are not scheduled to be delivered until December 1, 2022), (d) the portion of RSUs granted in fiscal 2020 that vested on December 1, 2020 (which are not scheduled to be delivered until December 1, 2023), and (e) the portion of Ops PRSUs granted in fiscal 2020 that vested on December 18, 2020 (which are not scheduled to be delivered until December 18, 2023).
(3)“Value Realized on Vesting” is based on the number of shares of the Company's common stock underlying the RSUs that vested during fiscal 2021 multiplied by the closing price of the Company's common stock on the NYSE on the vesting date.

Pension Benefits During Fiscal 2021
The following table provides information regarding the pension benefits for our NEOs under the SERP.

Name	Plan Name(1)	Number of Years of Credited Service (#)(1)	Present Value of Accumulated Benefit ($)(2)	Payments During Last Fiscal Year ($)
Douglas C. Yearley, Jr.	SERP	31.5	3,697,378	—
James W. Boyd	SERP	28.3	2,014,137	—
Martin P. Connor	SERP	12.8	2,135,768	—
Robert Parahus	SERP	35.5	2,135,768	—

(1)In order to be vested in benefits under the SERP, participants generally must have reached age 58, except participants will be vested in SERP benefits in the event of death or disability prior to age 58 after five years of service and in the event of a change in control of the Company. The number of years of credited service does not impact SERP benefits, except for the five-year service requirement for vesting in death or disability benefits prior to age 58.
(2)The material assumptions used to calculate the present value of the accumulated benefit under the SERP include the discount rate and the expected date of retirement. We use the Citigroup yield curve as the discount rate for calculating the actuarial present value of accumulated SERP benefits. This rate was 2.64% for fiscal 2019, 1.97% for fiscal 2020, and 2.27% for fiscal 2021. For non-retirement eligible executives, retirement is assumed to occur at age 58 (age 58 being the earliest date on which the executive could retire without a reduction in benefits). For retirement eligible executives, retirement is assumed to occur on the last day of the current fiscal year. For Messrs. Yearley, Boyd and Connor, the change in the actuarial present values of accumulated benefits under the SERP reflected in the Summary Compensation Table on page 51 was primarily driven by the increase in the discount rate used to calculate the actuarial present value. For Mr. Parahus, the primary factor driving the change was the approval by the Compensation Committee of an increase to his annual benefit as described below, partially offset by the increase in the discount rate.
Supplemental Executive Retirement Plan
The SERP, which is an unfunded plan, generally provides for an annual cash benefit payable for 20 years following retirement once a participant has reached “normal retirement age,” which is age 58 under the SERP. In the event of the death of the executive during such 20 year period, benefits are payable to the participant's designated beneficiary or estate over the remainder of the payment period. The SERP does not have a service requirement, except that a participant must have five or more years of service in order to be vested in a death or disability benefit prior to age 58.
The SERP provides for increases in the annual retirement benefit for each of Mr. Yearley and Mr. Connor in the event that he continues to be employed by the Company beyond age 62. In such event, for each full year completed beyond age 62, the annual retirement benefit is increased by 10%.
The Compensation Committee did not increase any annual benefit payment under the SERP for any of the NEOs in fiscal 2021. However, in connection with Mr. Parahus' promotion to the role of President and Chief Operating Officer, his annual benefit was increased to $145,000 in November 2021. The annual benefits to our NEOs under the SERP as of the end of fiscal 2021 are set forth in the table below:

Participant	Annual Benefit Amount at October 31, 2021
Douglas C. Yearley, Jr.	$200,000
James W. Boyd	$125,000
Martin P. Connor	$145,000
Robert Parahus	$125,000
Messrs. Yearley, Boyd and Parahus have each reached normal retirement age and are fully vested (and Mr. Boyd has retired). Mr. Connor has not reached normal retirement age and is not yet vested in his SERP benefit. Benefits under the SERP cease if any participant competes with us following retirement.

Nonqualified Deferred Compensation During Fiscal 2021
The Deferred Compensation Plan was frozen with respect to compensation earned after December 31, 2011. Until January 1, 2015, no new contributions to the Deferred Compensation Plan by employees or NEOs were allowed for compensation earned after December 31, 2011. In December 2014, the Company reinstated the Deferred Compensation Plan in the form of the 2015 Plan to enable employees to defer a portion of their annual cash compensation starting on January 1, 2015. Under the 2015 Plan, NEOs can elect, six months prior to the end of the calendar year for which any bonus may be earned, to defer a portion of their cash compensation. Compensation that is deferred under the 2015 Plan earns various rates of return, depending on the length of time of the deferral. Interest rates are established by the board of directors of a wholly owned subsidiary that administers the 2015 Plan and are reviewed and adjusted annually for new deferrals. When establishing interest rates, the directors of the subsidiary review the rates charged to us for borrowings, as well as interest rates generally available in the market. During fiscal 2021, interest rates for amounts deferred under the 2015 Plan ranged from 3.5% to 5.5%, based upon when the compensation was deferred and the length of time it had been or was to be deferred. For more information on the Deferred Compensation Plan and the 2015 Plan, see “Benefits and Perquisites—Deferred Compensation Plan” on page 47.
The table below provides information regarding contributions, earnings, and balances for our NEOs. Messrs. Yearley, Connor and Parahus participate in the 2015 Plan and Mr. Parahus also participates in the Deferred Compensation Plan. The table below also includes performance- and service-based RSUs granted to our NEOs that vested during fiscal 2021, but the delivery of which was deferred pursuant to the terms of the awards and the applicable stock incentive plan ("SIP").

Name	Plan	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($)(1)	Aggregate Earnings in Last FY ($)(2)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)(3)
Douglas C. Yearley, Jr.	SIP		3,662,807	1,988,093	—	8,245,336
	DCP			40,450	297,569	986,688
James W. Boyd	SIP		305,122	191,674	—	704,531
	DCP				—
Martin P. Connor	SIP		932,724	503,166	—	2,090,727
	DCP	133,462		21,546	—	508,388
Robert Parahus	SIP		287,278	175,862	—	648,452
	DCP	140,135		63,623	—	1,562,750

(1)The "Registrant Contributions in Last FY" column includes the value of PRSUs and RSUs that vested during fiscal 2021, but the delivery of which was deferred to a later date, including: for Messrs. Yearley and Connor, the value of (a) the portion of Ops PRSUs granted in fiscal 2018 that vested on December 18, 2020 (which were delivered on December 18, 2021), (b) the portion of Ops PRSUs granted in fiscal 2019 that vested on January 28, 2019 (which are not scheduled to be delivered until January 28, 2023), (c) the portion of Ops PRSUs granted in fiscal 2020 that vested on December 18, 2020 (which are not scheduled to be delivered until December 18, 2023), and (d) the portion of RSUs granted in fiscal 2020 that vested on December 1, 2020 (which are not scheduled to be delivered until December 1, 2023, in each case based on the closing price of the Company's common stock on the applicable vesting date. For Messrs. Boyd and Parahus, the amounts include (a) the portion of RSUs granted in fiscal 2018 that vested on December 1, 2020 (which were delivered on December 1, 2021), (b) the portion of RSUs granted in fiscal 2019 that vested on December 1, 2020 (which are not scheduled to be delivered until December 1, 2022), (c) the portion of RSUs granted in fiscal 2020 that vested on December 1, 2020 (which are not scheduled to be delivered until December 1, 2023), and (d) the portion of Ops PRSUs granted in fiscal 2020 that vested on December 18, 2020 (which are not scheduled to be delivered until December 18, 2023), in each case based on the closing price of the Company's common stock on the applicable vesting date. The grant date fair value of these awards was reported in the "Stock Awards" column of the Summary Compensation Table in the fiscal year granted (if an executive was a named executive officer in the year of grant).
(2)“Aggregate Earnings in Last FY” column includes unrealized earnings/(losses), including dividends, on performance- or service-based RSUs granted in fiscal 2018, 2019 and 2020 that had vested as of fiscal year end, but are not scheduled to be delivered until the fourth anniversary of their respective grant dates.
This column also includes unrealized earnings on Messrs. Yearley's, Connor's and Parahus' account balances in the Deferred Compensation Plan, of which $8,159, $6,913 and $20,104, respectively, represents above-market earnings and was accordingly reported as compensation in fiscal 2021 in the “Change in Pension Value and Nonqualified Deferred Compensation Earnings” column of the Summary Compensation Table on page 51.
(3)“Aggregate Balance at Last FYE” column includes the value, based on the closing price of the Company's common stock on October 29, 2021, of performance- and service-based RSUs granted in fiscal years 2018, 2019 and 2020 that had vested as of fiscal year end, but which are not scheduled to be delivered until the fourth anniversary of their respective grant dates. The grant date fair value of these awards was reported in the "Stock Awards" column of the Summary Compensation Table in the fiscal year granted (if an executive was an NEO in the year of grant).
This column also includes the net balance of compensation that was earned and deferred by Messrs. Yearley, Connor and Parahus under the Deferred Compensation Plan and the interest accrued on such amounts. In addition to the above-market earnings for fiscal 2021, above-market earnings in fiscal 2020 and 2019 in the amounts of $9,464 and $5,160, respectively, for Mr. Yearley and $4,431 and $895, respectively, for Mr. Connor are reported as compensation for the applicable fiscal year in the “Change in Pension Value and Nonqualified Deferred Compensation Earnings” column of the Summary Compensation Table on page 51.
Potential Payments upon Termination or Change of Control
In addition to the Severance Plan, we currently maintain equity compensation plans and retirement plans that provide for the continuation or acceleration of benefits in the event of specified termination of employment with us or a change of control of the Company.
The dollar amounts or dollar values of the potential payments or benefits to the NEOs in the event of a termination of employment or change of control of the Company under each of these plans are disclosed in the tables below. The amounts and values shown assume that such termination of employment or change of control occurred on the last day of fiscal 2021, or October 31, 2021, and are based on a share price of $60.17, the closing price of the Company's common stock on the NYSE on October 29, 2021, the last business day prior to such date. These amounts and values do not necessarily reflect the amounts and values that would be paid to the NEOs upon termination of employment or a change of control in the future. The actual amounts and values can only be determined at the time of such NEO’s termination of employment or a change of control.
The descriptions of the payments and benefits below are qualified by reference to the applicable plan documents and, unless otherwise noted, are applicable to all of the tables. In accordance with SEC regulations, we do not report in the tables below any amount to be provided to an NEO under any arrangement which does not discriminate in scope, terms or operation in favor of our NEOs and which is available generally to all salaried employees. We also do not report in the tables below any items disclosed in the Nonqualified Deferred Compensation table above, or any distributions of plan balances under our 401(k) Plan. See “Benefits and Perquisites” on page 45 for information about the 401(k) Plan.
Retirement
Vesting of Long-Term Incentive Compensation Awards. With respect to awards granted prior to December 2019, retirement means a voluntary resignation by, or termination without cause of, an executive who has reached age 62 and who has a minimum of ten years of service. These awards generally provide that if an executive retires, the executive is entitled to continued vesting and, with respect to stock options, continued exercisability of any unvested and/or unexercised stock options. Generally, these awards do not automatically vest upon retirement, but continue to vest on their normal vesting schedule as if the executive were still employed by us. In addition, with respect to stock options, the executive will have the remainder of the stock option term to exercise. This continued vesting and exercisability is conditioned upon the executive complying with certain post-termination restrictive covenants in the applicable award agreement. Starting with grants made in December 2019, awards will continue to vest if any of our NEOs retire after reaching either (i) age 62 with at least five years of service or (ii) age 58 with at least ten years of service. As of October 31, 2021, Messrs. Yearley, Boyd and Parahus were retirement-eligible with respect to all such awards. The tables below do not reflect an amount for unvested awards that continue to vest post-retirement because vesting is not accelerated at retirement.
Vesting of SERP Benefits. For purposes of the SERP, retirement means a voluntary resignation by, or termination without cause of, an executive who has reached normal retirement age of 58. Except as described below in the case of death or disability, the SERP does not have a service requirement. As of October 31, 2021, Messrs. Yearley, Boyd and Parahus had reached age 58 and, as a result, were fully vested in their respective SERP benefits. See "Pension Benefits During Fiscal 2021" on page 56.

Involuntary Termination of Employment Not for Cause (Not in Connection with a Change of Control).
Severance Plan Benefits. Under the terms of the Severance Plan, if an executive experiences a “covered termination” not in connection with a change of control of the Company, the Company will provide certain severance payments and benefits, subject to the executive's continued compliance with the Non-Interference Agreement and the execution and non-revocation of a release of claims. For our NEOs, these payments and benefits include (i) a cash payment equal to 1.5 times (2.0 times for Mr. Yearley) the sum of the executive's annual base salary and target annual incentive bonus, (ii) a prorated annual incentive bonus for the year of termination based on actual performance, (iii) an amount equal to 18 months (24 months for Mr. Yearley) of the executive’s monthly COBRA premium for continued health insurance coverage, and (iv) reasonable outplacement services for a period up to 18 months (24 months for Mr. Yearley). For more information about the Severance Plan, see “Benefits and Perquisites — Executive Severance Plan” on page 45.
Treatment of Long-Term Incentive Compensation Awards. Generally, unvested equity awards are canceled upon any termination of employment with the Company by any executive, including our NEOs, and the right to exercise vested stock options terminates within a specified period of time (depending on the terms of the applicable grant documents) after a termination of employment. With respect to retirement-eligible executives, see "Potential Payments Upon Termination or Change of Control — Retirement — Vesting of Long-Term Compensation Awards" on page 58.
Vesting of SERP Benefits. If an executive were terminated by the Company without cause, if not already fully vested, the executive would become fully vested in his SERP benefits, and the benefits would be paid in bi-weekly installments over a 20-year period following the date on which he would have reached age 58. With respect to retirement-eligible executives, see "Potential Payments Upon Termination or Change of Control — Retirement — Vesting of SERP Benefits" on page 58.
Involuntary Termination for Cause
Upon a termination for cause, (i) all equity awards, whether vested or unvested, terminate immediately and (ii) all SERP benefits are subject to forfeiture, regardless of whether the executive is fully vested.
Death or Disability
Vesting of Long-Term Incentive Compensation Awards. Stock options granted prior to December 2019 generally provide that, if an executive’s employment terminates due to death or disability, the executive (or his or her designated beneficiary or estate) is entitled to continued vesting of such stock options and continued exercisability of any unvested and/or unexercised stock options. These awards would not immediately vest upon death or disability, but would continue to vest on their normal vesting schedule as if the executive were still employed by us. In addition, the executive (or his or her estate) would have the remainder of the stock option term to exercise the stock option. This continued vesting and exercisability are conditioned upon, in the event of a disability, the executive complying with certain post-termination restrictive covenants in the applicable award agreement. The tables below do not reflect an amount for unvested stock options that continue to vest post-death or post-disability because vesting is not accelerated upon these events.
Starting with stock options and RSUs granted to NEOs in December 2019, and with respect to all outstanding PRSUs, in the event of such executive’s death or disability, any unvested awards will immediately vest (in the case of PRSUs, based on target level performance) and become deliverable, and any vested but undelivered shares will become deliverable. In addition, with respect to stock options, the executive (or his or her designated beneficiary or estate) would have the remainder of the stock option term to exercise the stock option. The tables below include the value of all unvested awards that would have vested as a result of the death or disability of the executive based upon the closing price of the Company’s common stock on the NYSE on October 31, 2021.
Vesting of SERP Benefits. If an executive in the SERP has completed five years of service (which each of our NEOs has), upon his death or disability, he will become fully vested in his SERP benefits, and the benefits will be paid in bi-weekly installments over a 20-year period following the date on which he would have reached age 58.
Termination of Employment In Connection with a Change of Control
Severance Plan Benefits. Under the terms of the Severance Plan, if an executive experiences a covered termination (i) within two years after the occurrence of a change of control of the Company or (ii) within six months prior to a change of control, and such termination is reasonably demonstrated to be in connection with or in anticipation of a change of control, or is at the request of a third party who has reasonably calculated or intended to effect a change of control of the Company, the Company will provide the executive with certain severance payments and benefits, subject to his or her continued compliance with the Non-Interference Agreement and the execution and non-revocation of a release of claims. For our NEOs, these payments and benefits include: (a) a cash payment equal to 2.0 times (2.5 times for Mr. Yearley) the sum of the executive’s annual base salary and target annual incentive bonus, (b) a prorated annual incentive bonus for the year of termination based on actual performance, (c) an amount equal to 24 months (30 months for Mr. Yearley) of the executive’s monthly COBRA premium for continued health insurance coverage, and (d) reasonable outplacement services for a period up to 24 months (30 months for Mr. Yearley). For more information about the Severance Plan, see “Benefits and Perquisites — Executive Severance Plan” on page 45. The tables below reflect the severance payments and benefits that would be available to our NEOs if a change of control had occurred on October 31, 2021.
Vesting of Long-Term Incentive Compensation Awards. For equity awards granted prior to December 2019, upon a change of control of the Company, all unvested outstanding stock options will fully vest and become exercisable. In addition, all PRSUs fully vest based on (i) deemed target level performance if the change of control occurs during the performance period or (ii) actual performance if the change of control occurs following the end of the performance period, and all restrictions lapse. Starting with awards granted in December 2019, all equity awards will vest in connection with a change of control of the Company only if there is an actual or constructive termination of the executive (i.e., a “double trigger”) within the time periods and subject to the other terms and conditions set forth in the applicable award agreement, which time periods and terms and conditions are consistent with those set forth above in the description of the Severance Plan. The tables below reflect the amounts of previously unvested PRSUs and stock options that would have vested if a change of control had occurred on October 31, 2021.
Vesting of SERP Benefits. Under the SERP, upon a change of control of the Company, all executives in the SERP (that are not already fully vested) would become fully vested in their SERP benefits and eligible for a lump-sum payout equal to the actuarial equivalent present value of their benefits as of the payment date. The tables below reflect the benefits payable in a lump sum under the SERP as if a change of control had occurred on October 31, 2021.
Tables
Douglas C. Yearley, Jr. The following table describes the potential payments and benefits to Douglas C. Yearley upon termination of his employment or a change of control of the Company had such termination or change of control occurred on October 31, 2021, based on the closing share price of $60.17 on October 29, 2021, the last business day prior the end of our fiscal year.

	Termination of Employment ($)
Payments and Benefits	Voluntary Resignation (1)	Retirement (2)	Involuntary Not for Cause (3)	Involuntary For Cause	Death	Disability	Change of Control (4)
Severance Plan Benefits (5)	—	—	10,404,048	—	—	—	12,992,560
Accelerated vesting of unvested equity awards (6):
Stock options	—	—	—	—	—	—	2,054,182
RSUs	—	—	—	—	6,803,362	6,803,362	6,803,362
PRSUs	—	—	—	—	14,026,469	14,026,469	14,026,469
Acceleration of SERP benefits (7)	—	—	—	—	—	—	3,212,730
Total:	—	—	10,404,048	—	20,829,831	20,829,831	39,089,303

(1)For purposes of this table, “Voluntary Resignation” means a voluntary termination of employment when the executive is not retirement-eligible, and that is not a resignation for "good reason" for purposes of the Severance Plan. Since Mr. Yearley is retirement-eligible, a voluntary resignation would be treated as a retirement.
(2)As described above, this column does not reflect the value of unvested equity awards that will continue to vest (but do not accelerate) or the value of Mr. Yearley's SERP benefits.
(3)Also includes a voluntary resignation for "good reason" for purposes of the Severance Plan.

(4)For equity awards granted prior to December 2019, all outstanding unvested awards (which consisted solely of stock options and PRSUs for Mr. Yearley) would have vested upon the occurrence of a change of control on October 31, 2021. Awards granted in December 2019 and thereafter require a termination of employment within specified time periods in connection with a change of control (a "double-trigger") in order for vesting to accelerate. Amounts shown in this column assume the accelerated vesting of all outstanding unvested awards on October 31, 2021. The amounts attributable to awards that include a double-trigger are, for RSUs, $6,803,362, and for PRSUs, $9,899,409.
(5)See the description of the Executive Severance Plan on page 45. Amounts set forth are subject to possible reduction if the excise tax under Section 4999 of the tax code would apply. In addition to the amounts included in this table, Mr. Yearley would have been entitled to a pro-rata annual incentive bonus for the year in which employment is terminated. The annual incentive bonus is reported in the Summary Compensation Table on page 51.
(6)For stock options and RSUs granted prior to December 2019, Mr. Yearley would be entitled to continued vesting (but not acceleration) of any unvested stock options and RSUs upon his retirement, involuntary termination without cause, death or disability on October 31, 2021. For all outstanding PRSUs and RSUs granted in December 2019 and thereafter, such awards immediately vest and become deliverable upon death or disability. See the footnotes to the Outstanding Equity Awards at October 31, 2021 table on page 54 for a description of unvested equity awards.
(7)Mr. Yearley is fully vested in his SERP benefits. Upon a change of control of the Company, he would become eligible for a lump-sum payout equal to the actuarial equivalent present value of his benefits as of the payment date. See the “Pension Benefits During Fiscal 2021” table on page 56.
James W. Boyd The following table describes the potential payments and benefits to James W. Boyd upon termination of his employment or a change of control of the Company had such termination or change of control occurred on October 31, 2021, based on the closing share price of $60.17 on October 29, 2021, the last business day prior the end of our fiscal year. Mr. Boyd retired from his role as Executive Vice President and Co-Chief Operating Officer on October 31, 2021 and all other positions with the Company on December 31, 2021.

	Termination of Employment ($)
Payments and Benefits	Voluntary Resignation (1)	Retirement (2)	Involuntary Not for Cause (3)	Involuntary For Cause	Death	Disability	Change of Control (4)
Severance Plan Benefits (5)	—	—	3,481,032	—	—	—	4,628,876
Accelerated vesting of unvested equity awards (6):
Stock options	—	—	—	—	—	—	—
RSUs					978,485	978,485	978,485
PRSUs	—	—	—	—	916,269	916,269	916,269
Acceleration of SERP benefits (7)	—	—	—	—	—	—	2,007,956
Total:	—	—	3,481,032	—	1,894,754	1,894,754	8,531,586

(1)For purposes of this table, “Voluntary Resignation” means a voluntary termination of employment when the executive is not retirement-eligible, and that is not a resignation for "good reason" for purposes of the Severance Plan.
(2)As described above, this column does not reflect the value of unvested equity awards that would continue to vest (but do not accelerate) or the value of Mr. Boyd's SERP benefits.
(3)Also includes a voluntary resignation for "good reason" for purposes of the Severance Plan.
(4)For equity awards granted prior to December 2019, all outstanding unvested awards (which consisted solely of RSUs for Mr. Boyd) would have vested upon the occurrence of a change of control on October 31, 2021. Awards granted in December 2019 and thereafter require a termination of employment within specified time periods in connection with a change of control (a "double-trigger") in order for vesting to accelerate. Amounts shown in this column assume the accelerated vesting of all outstanding unvested awards on October 31, 2021. The amounts attributable to awards that include a double-trigger are, for RSUs $630,522, and for PRSUs, $916,269.
(5)See the description of the Executive Severance Plan on page 45. Amounts set forth are subject to possible reduction if the excise tax under Section 4999 of the tax code would apply. In addition to the amounts included in this table, Mr. Boyd would have been entitled to a pro-rata annual incentive bonus for the year in which employment is terminated. The annual incentive bonus is reported in the Summary Compensation Table on page 51.
(6)For stock options and RSUs granted prior to December 2019, Mr. Boyd would have been entitled to continued vesting (but not acceleration) of any unvested stock options and RSUs upon his retirement, involuntary termination without cause, death or disability on October 31, 2021. For all outstanding PRSUs and RSUs granted in December 2019 and thereafter, such awards immediately vest and become deliverable upon death or disability. See the footnotes to the Outstanding Equity Awards at October 31, 2021 table on page 54 for a description of unvested equity awards.
(7)Mr. Boyd is fully vested in his SERP benefits. Upon a change of control of the Company, he would have become eligible for a lump-sum payout equal to the actuarial equivalent present value of their benefits as of the payment date. See the “Pension Benefits During Fiscal 2021” table on page 56.
Martin P. Connor. The following table describes the potential payments and benefits to Martin P. Connor upon termination of his employment or a change of control of the Company had such termination or change of control occurred on October 31, 2021, based on the closing share price of $60.17 on October 29, 2021, the last business day prior the end of our fiscal year.

	Termination of Employment ($)
Payments and Benefits	Voluntary Resignation (1)	Retirement (2)	Involuntary Not for Cause (3)	Involuntary For Cause	Death	Disability	Change of Control (4)
Severance Plan Benefits (5)	—	—	3,573,624	—	—	—	4,752,332
Accelerated vesting of unvested equity awards (6):
Stock options	—	—	—	—	—	—	524,554
RSUs					1,658,947	1,658,947	1,658,947
PRSUs	—	—	—	—	3,499,968	3,499,968	3,499,968
Acceleration of SERP benefits (7)	—	—	2,307,323	—	2,307,323	2,307,323	2,307,323
Total:	—	—	5,880,947	—	7,466,238	7,466,238	12,743,124

(1)For purposes of this table, “Voluntary Resignation” means a voluntary termination of employment when the executive is not retirement-eligible, and that is not a resignation for "good reason" for purposes of the Severance Plan.
(2)Mr. Connor is not retirement-eligible.
(3)Also includes a voluntary resignation for "good reason" for purposes of the Severance Plan.
(4)For equity awards granted prior to December 2019, all outstanding unvested awards (which consisted solely of stock options and PRSUs for Mr. Connor) would have vested upon the occurrence of a change of control on October 31, 2021. Awards granted in December 2019 and thereafter require a termination of employment within specified time periods in connection with a change of control (a "double-trigger") in order for vesting to accelerate. Amounts shown in this column assume the accelerated vesting of all outstanding unvested awards on October 31, 2021. The amounts attributable to awards that include a double-trigger are, for RSUs $1,658,947, and for PRSUs, $2,449,941.
(5)See the description of the Executive Severance Plan on page 45. Amounts set forth are subject to possible reduction if the excise tax under Section 4999 of the tax code would apply. In addition to the amounts included in this table, Mr. Connor would have been entitled to a pro-rata annual incentive bonus for the year in which employment is terminated. The annual incentive bonus is reported in the Summary Compensation Table on page 51.
(6)For stock options and RSUs granted prior to December 2019, Mr. Connor would be entitled to continued vesting (but not acceleration) of any unvested stock options and RSUs upon his death or disability on October 31, 2021. For all outstanding PRSUs and RSUs granted in December 2019 and thereafter, such awards immediately vest and become deliverable upon death or disability. See the footnotes to the Outstanding Equity Awards at October 31, 2021 table on page 54 for a description of unvested equity awards.
(7)As of October 31, 2021, Mr. Connor was not fully vested in his SERP benefits. Because amounts are not payable in the form of a lump sum payment (except in the event of a change of control), and would instead be paid in bi-weekly installments over a 20-year period following the date Mr. Connor would have reached age 58, amounts are expressed as the present value of the accumulated benefit as of October 31, 2021. Upon a change of control, the amount of the benefit would be paid in a single lump sum equal to the actuarial equivalent present value of Mr. Connor’s benefits as of the date of payment, unless prohibited by applicable tax regulations. See the “Pension Benefits During Fiscal 2021” table on page 56.

Robert Parahus. The following table describes the potential payments and benefits to Robert Parahus upon termination of his employment or a change of control of the Company had such termination or change of control occurred on October 31, 2021, based on the closing share price of $60.17 on October 29, 2021, the last business day prior the end of our fiscal year.

	Termination of Employment ($)
Payments and Benefits	Voluntary Resignation (1)	Retirement (2)	Involuntary Not for Cause (3)	Involuntary For Cause	Death	Disability	Change of Control (4)
Severance Plan Benefits (5)	—	—	3,163,644	—	—	—	4,205,692
Accelerated vesting of unvested equity awards (6):
Stock options	—	—	—	—	—	—	—
RSUs					941,180	941,180	941,180
PRSUs	—	—	—	—	916,269	916,269	916,269
Acceleration of SERP benefits (7)	—	—	—	—	—	—	2,329,229
Total:	—	—	3,163,644	—	1,857,449	1,857,449	8,392,370

(1)For purposes of this table, “Voluntary Resignation” means a voluntary termination of employment when the executive is no retirement-eligible, and that is not a resignation for "good reason" for purposes of the Severance Plan.
(2)As described above, this column does not reflect the value of unvested equity awards that would continue to vest (but do not accelerate) or the value of Mr. Parahus' SERP benefits.
(3)Also includes a voluntary resignation for "good reason" for purposes of the Severance Plan.
(4)For equity awards granted prior to December 2019, all outstanding unvested awards (which consisted solely of RSUs for Mr. Parahus) would have vested upon the occurrence of a change of control on October 31, 2021. Awards granted in December 2019 and thereafter require a termination of employment within specified time periods in connection with a change of control (a "double-trigger") in order for vesting to accelerate. Amounts shown in this column assume the accelerated vesting of all outstanding unvested awards on October 31, 2021. The amounts attributable to awards that include a double-trigger are, for RSUs $630,522, and for PRSUs, $916,269.
(5)See the description of the Executive Severance Plan on page 45. Amounts set forth are subject to possible reduction if the excise tax under Section 4999 of the tax code would apply. In addition to the amounts included in this table, Mr. Parahus would have been entitled to a pro-rata annual incentive bonus for the year in which employment is terminated. The annual incentive bonus is reported in the Summary Compensation Table on page 51.
(6)For stock options and RSUs granted prior to December 2019, Mr. Parahus would be entitled to continued vesting (but not acceleration) of any unvested stock options and RSUs upon his death or disability on October 31, 2021. For all outstanding PRSUs and RSUs granted in December 2019 and thereafter, such awards immediately vest and become deliverable upon death or disability. See the footnotes to the Outstanding Equity Awards at October 31, 2021 table on page 54 for a description of unvested equity awards.
(7)Mr. Parahus is fully vested in his SERP benefits. Upon a change of control of the Company, he would have become eligible for a lump-sum payout equal to the actuarial equivalent present value of their benefits as of the payment date. See the “Pension Benefits During Fiscal 2021” table on page 56.

CEO PAY RATIO DISCLOSURE

As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act and Item 402(u) of Regulation S-K, we are providing the following disclosure about the relationship of the median of the annual total compensation of our employees to the annual total compensation of Mr. Yearley, our Chairman and Chief Executive Officer. Our CEO pay ratio is a reasonable estimate calculated in a manner consistent with Item 402(u), based on the Company's payroll and employment records. However, because Item 402(u) permits companies to calculate the ratio using different methodologies, our CEO pay ratio may not be comparable to the ratio presented by other companies.
For 2021, our last completed fiscal year:
•The median of the annual total compensation of all of our employees, other than Mr. Yearley, was $87,815.
•Mr. Yearley's annual total compensation, as reported in the Total column of the 2021 Summary Compensation Table on page 51, was $12,195,409.
Accordingly, for fiscal 2021, the ratio of the total compensation of Mr. Yearley, our CEO, to the total compensation of the median employee, as described below was 139 to 1.
Identification of Median Employee
We selected October 29, 2021, the last business day of our fiscal year, as the date on which to determine our median employee. As of that date, we had 5,131 employees. For purposes of identifying the median employee, we considered total compensation paid to all employees (excluding Mr. Yearley), as recorded by our payroll department, in the Company’s employee population in the twelve-month period ended October 29, 2021. We annualized the compensation of employees who were employed as of October 29, 2021 and who received compensation but did not work the full twelve-month period ended October 29, 2021.
In determining the annual total compensation of the median employee, we calculated such employee’s compensation in accordance with Item 402(c)(2)(x) of Regulation S-K as required pursuant to SEC executive compensation disclosure rules. This calculation is the same calculation used to determine total compensation for purposes of the 2021 Summary Compensation Table with respect to each of the NEOs.

AUDIT AND RISK COMMITTEE REPORT
As described under “Corporate Governance—Committees of the Board and Meetings—Audit and Risk Committee” on page 21, the Audit and Risk Committee of the Board oversees the Company’s financial reporting process on behalf of, and reports to, the Board. Company management has primary responsibility for preparation of the financial statements and the overall reporting process, including the Company’s system of internal controls.
In fulfilling its oversight responsibilities, the Audit and Risk Committee reviewed and discussed the Company’s audited financial statements for the year ended October 31, 2021 with management, including a discussion of the quality of financial reporting, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements. The Audit and Risk Committee also discussed with Ernst & Young LLP, the Company’s independent registered public accounting firm, the matters required to be discussed by Auditing Standard No. 1301, as adopted by the Public Company Accounting Oversight Board, relating to communication with audit committees.
In addition, the Audit and Risk Committee received the written disclosures and the letter from the independent registered public accounting firm required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit and Risk Committee concerning independence and discussed with Ernst & Young LLP its independence from the Company and the Company’s management.
Based on the reviews and discussions described in the preceding paragraphs, the Audit and Risk Committee recommended to the Board that the audited financial statements of the Company be included in the Annual Report on Form 10-K for filing with the SEC.
Respectfully submitted by the members of the Audit and Risk Committee of the Board of Directors.
Christine N. Garvey (Chair)
Richard J. Braemer
Stephen F. East
Karen H. Grimes
Carl B. Marbach
Paul E. Shapiro
DELINQUENT SECTION 16(a) REPORTS
Section 16(a) of the Exchange Act and the regulations thereunder require certain of our officers, as well as our directors and persons who own more than 10% of a registered class of our equity securities (collectively, the “reporting persons”) to file reports of ownership and changes in ownership with the SEC and to furnish us with copies of these reports. Based solely on our review of the copies of these reports and written representations we received from reporting persons, we believe that all filings required to be made by the reporting persons during or with respect to the period November 1, 2020 through October 31, 2021 were made on a timely basis.

CERTAIN RELATIONSHIPS AND TRANSACTIONS
We have a written Related Party Transaction Policy (the “Policy”), which provides guidelines applicable to any transaction, arrangement, or relationship between us and a related person that is or may be required to be disclosed pursuant to Item 404 of the SEC’s Regulation S-K (each, a “related person transaction”). Under the Policy, the Governance Committee is responsible for reviewing and determining whether to approve or ratify any related person transaction. In making its determination to approve or ratify a related person transaction, the Governance Committee considers such factors as:
•the extent of the related person’s interest in the transaction;
•if applicable, the availability of other sources of comparable products or services;
•whether the terms of the related person transaction are no less favorable than terms generally available in unaffiliated transactions under like circumstances;
•the benefit to us and whether there are business reasons for us to enter into the transaction;
•the aggregate value of the transaction; and
•any other factors the Governance Committee deems relevant.
The Policy requires that all proposed or potential related person transactions be reported to the Legal Department prior to consummation. The Legal Department is required to evaluate each transaction to determine if it is a related person transaction and, if so, to report the transaction to the Governance Committee. The Legal and Internal Audit Departments maintain a list of all related persons to help facilitate compliance with the Policy and the proper reporting of proposed related person transactions. Under the Policy, all related person transactions that continue for more than one fiscal year are required to be reviewed and approved annually by the Governance Committee.
All transactions disclosed below were approved or ratified in accordance with the terms of the Policy.
In connection with Mr. Robert I. Toll's resignation from his position as our Executive Chairman on October 31, 2018, the Company entered into the Advisory Agreement with Mr. Toll pursuant to which Mr. Toll provided consulting and advisory services to the Company. The original term of the Advisory Agreement was one year and was extended for two additional years. On October 31, 2021, the Advisory Agreement expired and was not renewed. Pursuant to the Advisory Agreement, Mr. Toll was compensated at an annualized rate of $1,500,000 for his services and was entitled to receive certain benefits and perquisites that were provided to him in his previous role as Executive Chairman, in addition to office space in the Company’s headquarters and administrative, IT, bookkeeping and driver support services. Toll agreed not to compete with the Company or to solicit its employees or customers or otherwise interfere with the Company’s business relationships during the longer of the term of the Advisory Agreement and Mr. Toll’s service as a member of the Board, among other covenants. During fiscal 2021 Mr. Toll reimbursed the Company for certain personal services that were provided to him by Company employees that were not covered by the Advisory Agreement in the aggregate amount of approximately $496,000. These services primarily consisted of investment advisory services. Such amounts were billed at competitive rates and paid throughout the year with monies deposited with us in advance by Mr. Toll.
As noted above, the Advisory Agreement expired according to its terms on October 31, 2021 and was not renewed. The Company intends to continue providing office space in the Company's headquarters to Mr. Toll at no cost and facilitating the provision of all of the services that it previously provided to him under the Advisory Agreement, provided that Mr. Toll will reimburse the Company for the cost of all such services that are provided to him by Company employees.
Mr. Bruce E. Toll is the co-founder of the Company and the brother of Mr. Robert I. Toll. Mr. Bruce E. Toll was a member of our Board of Directors until March 8, 2016. He is a participant in the SERP, which provides an annual benefit to him of $230,000 for 20 years, starting from March 2016 when he ceased to provide services to the Company. See “Benefits and Perquisites — Supplemental Executive Retirement Plan” on page 45 for a more detailed description of the SERP.
Toll Brothers Realty LP (“Toll Realty LP”) is a partnership that effectively owns or controls the commercial real estate that comprises the assets of Toll Brothers Realty Trust (the “Trust”). We formed the Trust in 1998 to take advantage of commercial real estate opportunities. Toll Realty LP is effectively owned one-third by the Company; one-third by Mr. Robert I. Toll, Mr. Bruce E. Toll (and trusts established for the benefit of members of his family), Mr. Douglas C. Yearley, Jr., our Chairman and CEO, and other former members of our senior management; and one-third by the Pennsylvania State Employees Retirement System. At October 31, 2021, our investment, under the Generally Accepted Accounting Principles, in Toll Realty LP and the Trust was zero as cumulative distributions received from the Trust have been in excess of the carrying amount of our net investment. We earned fees from Toll Realty LP and the Trust of $997,061 in fiscal 2021 under the terms of various development, finance, and management services agreements, which were paid to us throughout the year. In performing these services, we also incurred costs in fiscal 2021 on behalf of Toll Realty LP and the Trust in the amount of $1,347,994 for which we were reimbursed throughout the year by Toll Realty LP and the Trust. We believe that these transactions were on terms no less favorable than we would have agreed to with unrelated persons.
During fiscal 2021, the son of Mr. Martin P. Connor, the Company's Senior Vice President and Chief Financial Officer, entered into an agreement to acquire one of the Company’s homes for approximately $780,000 and to finance a portion of the purchase price with a conforming mortgage loan from TBI Mortgage. The purchase agreement and mortgage loan were concluded in the ordinary course of business and on substantially the same arms-length terms as those prevailing at the time for comparable transactions with non-related parties, other than the application of a customary discount to the purchase price of the home that is made available to all of our employees and directors generally.
From time to time, one of our executive officers, directors, or director nominees may be affiliated with companies with which the Company has entered into ordinary course business relationships for goods or services. Occasionally, we may have employees who are related to one of our executive officers, directors, or director nominees. We compensate these individuals in a manner consistent with our practices that apply to all employees.

STOCKHOLDER PROPOSALS FOR THE
2023 ANNUAL MEETING OF STOCKHOLDERS
Stockholders interested in submitting a proposal to be considered for inclusion in our proxy statement and form of proxy for the 2023 Annual Meeting of Stockholders may do so by following the procedures prescribed by Rule 14a-8 under the Exchange Act. To be eligible for inclusion, proposals must be submitted in writing and received by us at the address appearing on the cover page of this proxy statement on or before October 3, 2022.
A stockholder may wish to have a proposal presented at the 2023 Annual Meeting of Stockholders, but not to have the proposal included in our proxy statement and form of proxy relating to that meeting. Under Section 2-9 of our bylaws, no business may be brought before the annual meeting unless it is specified in the notice of meeting or is otherwise brought before the meeting at the direction of the Board, or by a stockholder entitled to vote who has delivered written notice to the Secretary of the Company (containing certain information specified in the bylaws about the stockholder and the proposed action) not less than 45 days or more than 75 days prior to the first anniversary of the date on which the Company first mailed its proxy materials for the preceding year’s annual meeting—that is, with respect to the 2023 Annual Meeting of Stockholders, between November 17, 2022 and December 17, 2022.
Under Section 2-8 of our bylaws, any stockholder who wishes to submit a nomination for director to the Board must deliver written notice of the nomination to the Secretary of the Company within the time period set forth in the previous sentence and comply with the information requirements in the bylaws relating to stockholder nominations. These requirements are separate from and in addition to (a) the SEC requirements referenced above for inclusion of a stockholder proposal in our proxy statement and (b) the requirements set forth below for having our Governance Committee consider a person who has been recommended by certain stockholders for nomination as a director.
If notice of any such proposal described in the previous two paragraphs is not submitted in writing and received by us at the address appearing on the cover page of this proxy statement by the dates specified in our bylaws, then such proposal shall be deemed untimely.
PROCEDURES FOR RECOMMENDING CANDIDATES FOR
NOMINATION TO THE BOARD OF DIRECTORS
In addition to the procedures outlined in Section 2-8 of our bylaws described above, the Governance Committee has adopted a policy permitting stockholders to recommend candidates for director under certain circumstances. The Governance Committee will only consider nominating a candidate for director who is recommended by a stockholder who has been a continuous record owner of at least 1% of the Company's common stock for at least one year prior to submission of the candidate’s name and who provides a written statement that the holder intends to continue ownership of the shares through the annual meeting of stockholders. Notice must be given to the Governance Committee with respect to a stockholder nominee no more than 150 days and no less than 120 days prior to the anniversary date of this proxy statement.
Consideration and Selection of Nominees for the Board
The Governance Committee is authorized to consider candidates for Board membership suggested by its members and by other Board members, as well as by management and by stockholders. A stockholder who wishes to recommend a prospective candidate for membership on the Board should follow the procedures described under “Procedures for Recommending Candidates for Nomination to the Board of Directors" above. Once a prospective candidate has been identified by, or presented to, the Governance Committee, background information is elicited about the candidate, and the candidate is evaluated by the Governance Committee and, if deemed appropriate, interviewed. Following this process, the Governance Committee reports to the Board and makes a recommendation regarding the prospective candidate. No distinctions are to be made as between internally-recommended candidates and those recommended by stockholders. For a discussion of criteria for membership on our Board of Directors, see "Board Membership Criteria" on page 8.
HOUSEHOLDING INFORMATION
The SEC permits companies and intermediaries (such as brokers and banks) to satisfy delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement and annual report to those stockholders. This process, which is commonly referred to as “householding,” is intended to reduce the volume of duplicate information stockholders receive and also reduce expenses for companies. Once you have received notice from your broker or another intermediary that it will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent.
If your household received a single set of proxy materials, but you would prefer to receive a separate copy of this proxy statement and the annual report, we will promptly deliver a separate copy of these documents to you if you send a written request to the Director of Investor Relations at our address appearing on the cover page of this proxy statement or call the Director of Investor Relations at (215) 938-8000. You may request or discontinue householding in the future by contacting the broker or other intermediary through which you hold your shares.
SOLICITATION OF PROXIES
The enclosed form of proxy is being solicited by our Board. We will bear the cost of the solicitation of proxies for the Meeting, including the cost of preparing, assembling, and mailing proxy materials, the handling and tabulation of proxies received, and charges of brokerage houses and other institutions, nominees, and fiduciaries in forwarding such materials to beneficial owners. In addition to the mailing of the proxy materials, proxy solicitation may be made in person or by telephone, facsimile, or electronically by our directors, officers, or employees, or by a professional proxy solicitation firm that we engage. We have hired D.F. King & Co., Inc., 48 Wall Street, New York, New York 10005, to help us distribute and solicit proxies. We will pay them $12,500 plus expenses for these services.
ANNUAL REPORT ON FORM 10-K
We make available free of charge on our website, www.tollbrothers.com, our Annual Report on Form 10-K as filed with the SEC. We will provide without charge to each person whose proxy is being solicited by this proxy statement, upon written request, a copy of our Annual Report on Form 10-K as filed with the SEC for our most recent fiscal year. Such written requests should be directed to the Director of Investor Relations at our address appearing on the cover page of this proxy statement.
OTHER BUSINESS
The Board does not know of any other matters to be brought before the Meeting. If other matters are presented, the proxy holders have discretionary authority to vote all proxies in accordance with their best judgment.
    By Order of the Board of Directors

KEVIN J. COEN
Secretary
Fort Washington, Pennsylvania
January 27, 2022

ANNUAL MEETING OF STOCKHOLDERS OF

TOLL BROTHERS, INC.

March 8, 2022

PROXY VOTING INSTRUCTIONS

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COMPANY NUMBER	
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